UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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CEDAR FAIR, L.P.

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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON JUNE 7, 2017

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Wednesday, June 7, 2017 at 9:00 a.m. (Central Time) at the Inter Continental Hotel - Kansas City - at the Plaza 401 Ward Parkway, Kansas City, Missouri. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To elect three (3) Class III Directors of the general partner to serve for a three-year term expiring in 2020 from those nominees nominated in accordance with our Partnership Agreement.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To hold an advisory vote to approve the compensation of our named executive officers.

4.	To consider, in an advisory vote, if unitholders should vote on executive compensation every one, two, or three years.

5.	To transact such other business as may properly come before the meeting.

Only limited partners who held units as of the close of business on April 10, 2017 are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.

Matthew A. Ouimet
Chief Executive Officer

Sandusky, Ohio

April 27, 2017

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

TABLE OF CONTENTS

2017 PROXY STATEMENT CONTENTS

2017 Proxy Statement Summary

CEDAR FAIR, L.P.

One Cedar Point Drive, Sandusky, Ohio 44870-5259

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2017 Annual Meeting Information

Date and Time:	Wednesday, June 7, 2017 at 9:00 A.M. Central Time
Place:	Inter Continental Hotel - Kansas City - at the Plaza 401 Ward Parkway, Kansas City, Missouri.
Record Date:	April 10, 2017
Voting:	Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.
We encourage you to vote promptly, even if you plan to attend the Annual Meeting.
You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.
More information on the voting process and requirements is available on pages 7-9.
Admission:

Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Proposals and Board Recommendations

	Proposal	Board Recommendation	Page Reference (for more information)
1.	Elect Three (3) Class III Directors	FOR	10
2.	Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	14
3.	Advisory approval of compensation of our named executive officers	FOR	15
4.	Advisory vote on Say on Pay Frequency	EACH YEAR	16

2016 Financial and Operating Highlights

Last year was another outstanding year at Cedar Fair. We achieved our seventh consecutive year of record net revenues, up 4% from 2015 to $1.29 billion in 2016. We had solid increases across our three core revenue metrics of attendance (up 3%), in-park per capita spending (up 2%), and out-of-park revenues (up 6%), and we increased our annualized cash distribution(1) 4% to $3.42 per limited partner unit for 2017. We also advanced a number of strategic long-term growth initiatives, including the completion of a world-record breaking roller coaster, Valravn, at Cedar Point; completion of the largest water park in the Carolinas at Carowinds; restoration of Knott’s Berry Farm’s Ghostrider, the longest, fastest and tallest wooden roller coaster on the West Coast; and completion of Cedar Point Sports Center, a state-of-the-art youth sports facility adjacent to Cedar Point in Sandusky, Ohio.

(1)	Calculated using the annualized distribution rate upon Board approval in October 2015 and October 2016.

Board Overview and Governance Highlights

Board Size and Structure:  We currently have nine Directors on the Board of our general partner. The Directors are divided into three classes, and the terms of three of the Directors expire at this annual meeting.

Board Independence: All of our directors are independent other than our CEO.
Board Leadership: We have had separate CEO and Board Chairman roles since 2011.
Committee Composition: Board committees are composed entirely of independent directors.
Unit Ownership Guidelines: We have unit ownership guidelines for our CEO, his direct reports and our Directors, and all of them are in compliance with those guidelines.
Average Director Tenure and Age: Our Directors have served on our Board for an average of 5.5 years and are an average age of 56.7 years old.
Gender Diversity: Three of our nine directors are women.
Key Skills and Competencies: Our Directors bring a balanced variety of skills and experiences to our Board, including:
*	Leadership	*	Salesand marketing experience
*	CEO/executivemanagement experience	*	Technologybackground
* *	Finance/accountingbackground and expertise Otherpublic company board experience	*	Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries

*	Strategic,operational, legal and risk oversight experience	*	Investment banking, financial services and private equity experience

See “Proposal One. Election of Directors” starting on page 10 and “Board Matters and Corporate Governance” starting on page 17 for more information. Information on our Directors’ compensation and unit ownership and on related person transactions is provided on pages 71-75.

Director Nominees

At this annual meeting, the Board is asking you to vote for each of the nominees listed below to serve as Directors of the general partner for three-year terms expiring at the annual meeting in 2020 and until their respective successors are duly elected and qualified. The Board believes that the attributes, skills and qualifications that Ms. France and Messrs. Ouimet and Klein have developed through their extensive leadership experience across finance, hotel, travel, leisure and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. The table below provides only select information about each nominee. Please see the section captioned “Proposal One. Election of Directors” starting on page 10 for detailed information about the background and qualifications of each Director nominee.

Name	Age	Director Since	Occupation Highlights	Independent	Committee Membership			Other Public Company Boards
					A	C	NCG

Gina D. France	58	2011	President and CEO, France Strategic Partners LLC	*	CC		*	2
Matt Ouimet	59	2011	CEO, Cedar Fair Management, Inc.					—
Tom Klein	54	2012	Global Technology and Travel Executive with 25+ years experience	*		CC		1

A = Audit Committee			C = Compensation Committee		BC = Independent Board Chair

NCG = Nominating and Corporate Governance Committee					CC = Committee Chair

Continuing Directors

The table below provides select information about each of our Directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing Directors on pages 11-13.

Name	Age	Director Since	Occupation Highlights	Independent	Committee Membership			Other Public Company Boards
					A	C	NCG
Class II Directors serving until 2018:
Daniel J. Hanrahan	59	2012	Consumer Goods, Retail, Travel and Hospitality Executive with 30+ years experience	*	*	*		—
Lauri M. Shanahan	54	2012	Consumer Goods and Retail Executive with 20+ years experience	*			*	2
Debra Smithart-Oglesby	62	2012	President, O&S Partners	*	*	*		1

Class I Directors serving until 2019:

Eric L. Affeldt	59	2010	CEO, ClubCorp Inc.	* BC	*	*	*	1
John M. Scott, III	51	2010	Leisure and Hospitality Executive with 25+ years experience	*			CC	—
D. Scott Olivet	54	2013	CEO, Renegade Brands and Operating Partner, Altamont Capital Partners	*	*			—
A = Audit Committee			C = Compensation Committee		BC = Independent Board Chair

NCG = Nominating and Corporate Governance Committee					CC = Committee Chair

Executive Compensation Highlights

Pay for Performance: A majority of our named executive officer compensation is contingent on corporate performance. In 2016:

•	We produced another record operating year (see “2016 Financial and Operating Highlights” above);

•

We achieved these strong near term results while still creating value for our unitholders over the long-term, implementing key initiatives from our FUNforward 2.0 strategic plan, and putting the Company in position to achieve our long-term Adjusted EBITDA goal of $500 million a year earlier than originally planned;

•	We celebrated 30 consecutive years of paying a distribution to our unitholders resulting in an average annual return of approximately 17% when taking into account distribution reinvestments; and

•

By consistently delivering record Adjusted EBITDA, we significantly exceeded our three-year performance targets, which resulted in our executives earning maximum payouts under their long-term incentive awards.

2016 Compensation Updates: We did not make significant changes to our executive compensation program in 2016.

Compensation Philosophy and Objectives: We seek to do the following:

Incentivize our key employees to drive superior results

Give key employees a proprietary and vested interest in our growth and performance

Align executive compensation with unitholders’ interests by:

                - Emphasizing performance-based compensation

                - Directly tying compensation to Company performance

                - Increasing insider equity ownership

Attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend

Reward both successful individual performance and consolidated operating results of the Company (with key performance metrics based on Adjusted EBITDA)

Compensation Elements and Mix: Our program focuses on total direct compensation opportunities - i.e., the combination of base salary, annual cash incentive awards and long-term incentive compensation. See the “Elements of 2016 Compensation” section of our “Compensation Discussion and Analysis” for a detailed discussion of these and the other elements of our compensation program. We seek to balance our executives’ compensation among the different elements and look to the relationship of cash and equity incentives to each executive’s salary in setting pay. The mix and relative levels of the compensation elements is position dependent, may vary year to year, and is illustrated in the “Compensation Mix” sections.

Other Key Features:

-	Independent compensation consultant engaged by Compensation Committee	-	Incentive compensation clawback provisions for CEO and his direct reports
-	Alignment with unitholder interests	-	No tax gross-ups
-	Anti-hedging policy for executive officers and directors	-	Annual compensation risk assessment

Compensation-Related Proposals for Your Vote

Advisory Vote on Our Named Executive Officer Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2018 annual meeting subject to any updates in light of the result of the unitholder say-on-frequency advisory vote (Proposal 4).

As noted above, we did not make significant modifications to our executive compensation program in 2016. Our executive compensation decisions for 2016 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals, and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2016, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to certain of our named executive officers, and to pay our 2016 performance unit awards (if earned) in units, were made to further demonstrate our commitment to these goals, as further explained in this proxy statement.

Please see “Proposal Three. Advisory Vote on Our Named Executive Officer Compensation” on page 15 and the detailed information regarding our named executive officer compensation in the “Compensation Discussion and Analysis” section and the executive compensation tables and related narratives included in this proxy statement on pages 21-70.

Advisory Vote Regarding Frequency of Unitholder Advisory Votes on Executive Compensation

We are asking our unitholders to cast an advisory vote on whether future advisory votes on executive compensation (of the nature described in Proposal Three above) should occur every year, every two years or every three years. We have held an annual advisory vote on executive compensation since 2011. We are aware of the significant interest in executive compensation matters by our unitholders and the Board has determined that holding an advisory vote on an annual basis is in the best interest of Cedar Fair. We recommend the continuation of an annual advisory vote on executive compensation.

THE ANNUAL MEETING

General

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 27, 2017.

Time and Place

The annual meeting will be held at the Inter Continental Hotel - Kansas City - at the Plaza 401 Ward Parkway, Kansas City, Missouri on Wednesday, June 7, 2017, at 9:00 a.m. (Central Time). Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) Class III Directors of the general partner to serve for a three-year term expiring in 2020 from those nominees nominated in accordance with our Partnership Agreement;

•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	hold an advisory vote to approve the compensation of our named executive officers;

•	consider, in an advisory vote, if unitholders should vote on executive compensation every one, two, or three years; and

•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting To Be Held on June 7, 2017

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class III Directors of the Board’s nominees, Ms. France, Mr. Ouimet and Mr. Klein, in favor of each of Proposals 2 and 3, and for a frequency of “each year” on Proposal 4, and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, on the advisory vote on executive compensation, or on your preference regarding the frequency of the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name”, your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow Sodali, LLC

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9380 or

Call toll free at: (800) 662-5200

Email: j.comer@morrowsodali.com

Web address: www.morrowsodali.com

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on April 10, 2017 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. You may obtain directions on attending the annual meeting and voting in person by calling our Investor Relations Department at (419) 627-2233.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of Directors by the units represented at the annual meeting in person or by proxy will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented in person or by proxy and voting at the annual meeting. The unitholders’ preference regarding the frequency of the advisory vote on the compensation of our named executive officers will be determined by the alternative receiving the most votes cast. These say-on-pay and say-on-frequency votes on Proposals 3 and 4 are advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of April 10, 2017, there were approximately 56,235,646 units outstanding and entitled to vote at the annual meeting, held by approximately 5,500 holders of record. As of April 10, 2017, the Directors and executive officers of the general partner and their affiliates beneficially owned 1,101,758 units (which includes 354,045 vested options and deferred equity compensation), or approximately 2.0% of the total units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class III expire at this annual meeting. Our current Class III Directors are Gina D. France, Matt Ouimet and Tom Klein.

At this meeting, Gina D. France, Matt Ouimet and Tom Klein are nominated by the Board for election as Class III Directors to serve for three-year terms expiring at the annual meeting in 2020 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Ms. France, Mr. Ouimet and Mr. Klein, to whom we refer to in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Ms. France, Mr. Ouimet and Mr. Klein have developed through their extensive leadership experience across finance, hotel, travel, leisure and consumer-facing industries and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Ms. France and Mr. Klein will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines. Mr. Ouimet is not “independent” as he serves as Chief Executive Officer of the Partnership.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class III Directors to serve until 2020:

Gina D. France, age 58, has more than 35 years of strategy, investment banking and corporate finance experience. Currently, Ms. France is president and CEO of France Strategic Partners LLC, a strategy and transaction advisory firm serving corporate clients across the country. Before founding France Strategic Partners in 2003, Ms. France was a Managing Director with Ernst & Young LLP where she led a national client-facing strategy group. She has served as a strategic advisor to over 250 companies throughout the course of her career. Previously, Ms. France was an investment banker with Lehman Brothers in New York and San Francisco. Prior to Lehman Brothers, she served as the International Cash Manager of Marathon Oil Company. Ms. France also serves on the Corporate Boards of Huntington Bancshares Incorporated (NASDAQ: HBAN), a $100 billion asset regional bank holding company operating in 8 states; and CBIZ, Inc. (NYSE: CBZ), an accounting services and employee benefits provider with 100 offices nationwide. She has also served on the boards of FirstMerit Corporation prior to its acquisition by Huntington Bancshares and Dawn Food Products, one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chairperson of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France brings to the Board of Directors her leadership experiences in the investment banking, accounting and financial services fields, her expertise in financial reporting and risk oversight, and her experiences as a board member of several nationally recognized companies.

Matthew A. Ouimet, age 59, has been chief executive officer since January 2012 and a member of the Board of Directors since August 2011, and was president of the Partnership’s General Partner from June 2011 to October 2016. Mr. Ouimet was president and chief operating officer for Corinthian Colleges, a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 to October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 to June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 to September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. This experience, Mr. Ouimet’s leadership and management skills and his insights as Cedar Fair’s chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Tom Klein, age 54, served as chief executive officer and president and a director of Sabre Holdings (NASDAQ: SABR), a technology solutions provider to the global travel and tourism industry, from August 2013 until December 2016. Its subsidiaries include Sabre Travel Network and Sabre Airline and Hospitality Solutions. Prior to becoming CEO, Mr. Klein served in a number of leadership roles at Sabre, including company president since January 2010 and group president of Sabre Travel Network and Sabre Airline Solutions. Before joining Sabre in 1994, he held a variety of sales, marketing and operations roles at American Airlines (NASDAQ: AAL) and Consolidated Freightways, Inc. Mr. Klein serves on the Board of Directors for Playa Hotels & Resorts N.V. (NASDAQ: PLYA), an owner, operator and developer of all-inclusive resorts in Mexico and the Caribbean. In 2010, he was appointed to the Board of Directors for Brand USA by the U.S. Secretary of Commerce and currently serves as Chairman. In 2016, he was appointed to the U.S. President’s Advisory Council on Doing Business in Africa. He served on the executive committee of the World Travel and Tourism Council for almost a decade. Mr. Klein has served as a Director since January 2012 and is Chairman of the Compensation Committee. Mr. Klein is qualified to serve on the Board of Directors primarily as a result of his experience as president and chief executive officer of a company in the technology and travel industry and brings an understanding of distribution and technology solutions to the Board.

Class II Directors serving until 2018:

Daniel J. Hanrahan, age 59, brings more than 30 years of experience, including a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. Most recently, from August 2012 through April 2017, he served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology. Prior to joining Regis, he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. Mr. Hanrahan has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Mr. Hanrahan is qualified to serve on the Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 30 years of experience in sales and marketing.

Lauri M. Shanahan, age 54, is a seasoned retail executive with more than 20 years of broad-based experience across global, multi-channel, multi-brand enterprises as well as other retail and consumer product companies, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer, chief legal officer and corporate secretary during her 16-year career with the company. She currently serves on the Board of Directors of Deckers Brands (NYSE: DECK), a global footwear, accessories and apparel lifestyle company with a portfolio of premium brands and $1.9 billion in revenues; Treasury Wine Estates (ASX: TWE), a vertically integrated, global wine company based in Melbourne, Australia with 70+ brands and $1.8 billion in revenues; and Charlotte Russe Holding, Inc., a retailer of fashionable, value-priced women’s apparel, footwear and accessories with more than 500 stores. She chairs the Compensation Committee of Deckers Brands. She is the Chairman of the Board and chairs the Compensation Committee of Charlotte Russe Holding, Inc. In addition, Ms. Shanahan serves on the California State Personnel Board, which oversees all policies relating to the implementation and enforcement of the merit-based system for all current and prospective state employees. Ms. Shanahan has served as a Director since June 2012 and is a member of the Nominating and Corporate Governance Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company management and leadership experience in the consumer goods and retail industries, which includes strategic, operational, legal and risk oversight experience, as well as her experience on the three other boards on which she currently serves.

Debra Smithart-Oglesby, age 62, is a former certified public accountant with more than 30 years of financial and corporate leadership experience in the food service and retail industries. Since 2006, she has served on the Board of Directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and nine countries, and is currently a member of the Audit Committee and Compensation Committee. She joined the Denny’s Board in 2003, was the company’s interim chief executive officer from 2010 through 2011, and served as Chair of the Board of Directors from 2006 through 2016. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 30 years.

Class I Directors serving until 2019:

Eric L. Affeldt, age 59, has been chief executive officer and a director of ClubCorp Inc. (NYSE: MYCC), which owns or operates a network of golf and country clubs, business clubs, sports clubs and alumni clubs, since 2006. In April 2017, he announced his intention to retire from ClubCorp upon the appointment of a successor. He served as president of ClubCorp from 2006 through July 2016. Prior to joining ClubCorp, he was a principal of KSL Capital Partners, the private equity firm that purchased ClubCorp in 2006. Mr. Affeldt also previously served as president and CEO of KSL’s former golf division, KSL Fairways, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California and was a founding partner of KSL Recreation. In addition, he was president of General Aviation Holdings, Inc. Mr. Affeldt was selected as the non-executive Chairman of the Board in 2012 and has served as a Director since 2010. Mr. Affeldt is an ex-officio member of the Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. Affeldt is qualified to serve on the Board of Directors primarily as a result of his experience as president and CEO of a nationally recognized company that conducts business in the entertainment and leisure industry.

John M. Scott, III, age 51, is a leisure and hospitality executive with more than 25 years of broad-based experience across global, multi-channel, multi-brand enterprises. He is currently acting as a senior advisor to TPG Real Estate Group, the real estate sector of TPG Global, a leading global alternative asset firm. He also serves as non-executive chairman of one of TPG Real Estate Group’s portfolio companies, A&O Hostels based in Germany. Most recently he served as president and chief executive officer and a director of Belmond Ltd. (NYSE: BEL) (previously Orient-Express Hotels Ltd. (NYSE: OEH)), a company engaged in ownership and management of luxury hotel, restaurant, tourist train and cruise businesses, from November 2012 through September 2015. Prior to joining Belmond Ltd., he served as president and chief executive officer of Rosewood Hotels & Resorts, an international luxury hotel and resort company, from 2003 through August 2011. Prior to that he was the managing director of acquisitions and asset management for Maritz, Wolff & Co., a private equity real estate investment group. Mr. Scott began his career with the Interpacific Group where he held senior hotel management positions in the Asia Pacific region and in 1994 joined the Walt Disney Company (NYSE: DIS) as manager of business development and strategic planning for both Disney Development Company and Walt Disney Attractions groups. Mr. Scott served on the board of Kimpton Hotels and Restaurants, a private company until 2012. At Cedar Fair, Mr. Scott is the Chairman of the Nominating and Corporate Governance Committee and has served as a Director since 2010. Mr. Scott is qualified to serve on the Board of Directors primarily as a result of his past experiences as president and CEO of a nationally recognized company that conducts business in the hotel industry.

D. Scott Olivet, age 54, is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. He also serves as the executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. Mr. Olivet was the non-executive chairman of Collective Brands, a parent company that owns shoe retailers and manufacturers, from June 2011 to October 2012. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, and from July 2009 to February 2011 served as its chairman of the board. Prior to joining Oakley, Mr. Olivet served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc. with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. He has served as a director of RED Digital Cinema Camera Company since 2006, a director of Skullcandy (NASDAQ: SKUL) serving as a member of its audit committee and compensation committee from 2011 through 2016, a trustee of Pomona College since 2009, and a director of the Pacific Council on International Policy since July 2010. He also serves as chairman of the board for both Dakine and Mervin Manufacturing since November 2013 and is a member of the boards of HUF Worldwide, Inc. since October 2014, Brixton Manufacturing since October 2014, Fox Head, Inc. since December 2014, and Hybrid Apparel since December 2014. He served as a director of Collective Brands from 2006 to 2012. Mr. Olivet has served as a Director since 2013 and is a member of the Audit Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2017 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2016. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

The Board of Directors unanimously recommends a vote FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

PROPOSAL THREE. ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2018 annual meeting subject to any updates in light of the result of the unitholder say-on-frequency advisory vote (Proposal 4). We encourage you to review the detailed information regarding our named executive officer compensation provided in the “Compensation Discussion and Analysis” section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe our compensation program is structured to best support that continued growth and success. The compensation of our named executive officers for 2016 reflected several years of record results, including the results we achieved in 2015 and 2016, and the strong performance of our executive team. Performance highlights for 2016 are provided in detail in the Compensation Discussion and Analysis section.

We did not make significant modifications to our executive compensation program in 2016. Our executive compensation decisions for 2016 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2016, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to pay our 2016 performance unit awards (if earned) in units, were made to further demonstrate our commitment to these goals, as further explained in this proxy statement.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

The Board of Directors unanimously recommends a vote FOR Proposal Three to approve, on an advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narratives in this proxy statement.

PROPOSAL FOUR. ADVISORY VOTE REGARDING FREQUENCY OF UNITHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our unitholders to cast an advisory vote on whether future advisory votes on executive compensation (of the nature described in Proposal Three above) should occur every year, every two years or every three years. We last held a frequency vote at our 2011 Annual Meeting. At that meeting, our unitholders voted in favor of holding annual advisory votes on the compensation of the named executives, and we have held annual votes since then.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, we recognize that holding an annual advisory vote on executive compensation provides the Board with direct feedback on our executive compensation practices. We are aware of the significant interest in executive compensation matters by our unitholders and recommend this advisory vote to occur each year as a manner for unitholders to express their views on our executive compensation philosophy.

Although the vote is advisory and non-binding in nature, the Board and the Compensation Committee will take into consideration the voting results when determining how often an advisory vote on the compensation of our named executive officers should occur. You will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove the Board’s recommendation regarding Proposal Four. We expect to hold our next frequency vote at our 2023 Annual Meeting.

The Board of Directors unanimously recommends that you vote to conduct advisory votes on executive compensation EACH YEAR.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board met six times in 2016. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2016, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All current board members attended the 2016 annual meeting.

Executive sessions of all non-employee independent Directors are scheduled in conjunction with each regularly scheduled board meeting and were held five times during 2016. These executive sessions are attended by non-employee Directors only, and the non-executive independent Chairman presided at each executive session.

Board Independence

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in the Partnership’s Corporate Governance Guidelines. The Board has affirmatively determined that current Board members Eric L. Affeldt, Gina D. France, Daniel J. Hanrahan, Tom Klein, D. Scott Olivet, John M. Scott, III, Lauri M. Shanahan and Debra Smithart-Oglesby, meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Mr. Ouimet is not independent because he is an executive officer of the Partnership.

Corporate Governance Documents

The Partnership’s Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Partnership.

Corporate Governance Guidelines

The Corporate Governance Guidelines cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the responsibilities of the Chairman of the board.

Code of Business Conduct and Ethics

The Company has adopted and maintains a Code of Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Partnership’s best interest.

The Partnership intends to post amendments to or waivers from the Partnership’s Corporate Governance Guidelines and Code of Conduct and Ethics on the Partnership’s Investor Relations website at http://ir.cedarfair.com/. No waivers have been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

The Partnership’s Corporate Governance Guidelines, Code of Conduct and Ethics, and charters of the committees of the Board are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/.

A printed copy of each of these documents is available, without charge, by sending a written request to: Cedar Fair L.P., One Cedar Point Drive, Sandusky, Ohio 44870-5259, Attention: Investor Relations, or by sending an email to investing@cedarfair.com.

Communication with the Board

Unitholders and interested parties may communicate directly with the Board, including the non-employee independent Directors as a group or the presiding Director of such group, by sending communications to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.

We have a toll-free hot-line that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hot-line is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Leadership Structure and Risk Oversight

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. We have maintained separate Chief Executive Officer and Board Chairman roles since early 2011 when we moved to this board leadership structure as part of our planning process for CEO succession and transition and in response to our Unitholder advisory vote on leadership structure in January of 2011. Under this structure, Mr. Affeldt serves as our non-executive, independent Chairman. The Board reviews and evaluates the appointment of the non-executive, independent Chairman on a periodic basis.

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Audit Committee meets frequently during the year (five times in 2016) and discusses with management and the Partnership’s independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements. The Audit Committee also reviews the Partnership’s enterprise risk management process for identification of and response to major risks. The Audit Committee Chairperson provides the Board with regular reports concerning its risk oversight activities. In addition, the Compensation Committee annually assesses the Partnership’s compensation programs to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership. The Board of Directors is kept abreast of the Compensation Committee’s risk oversight and other activities via regular reports of the Committee Chairperson to the full Board.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/ and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board and its Committees.

The members of the Board and the Committees of the Board on which they serve as of the date of this proxy statement are identified below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Matthew A. Ouimet
Eric L. Affeldt (1)	*	*	*
Gina D. France	**		*
Daniel J. Hanrahan	*	*
Tom Klein		**
D. Scott Olivet	*
John M. Scott, III			**
Lauri M. Shanahan			*
Debra Smithart-Oglesby	*	*
* Member	** Committee Chair		(1) Board Chairman

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met five times in 2016. The Board has determined that each Committee member is financially literate, and Gina D. France and Debra Smithart-Oglesby are the designated financial experts. The Audit Committee’s report is included in this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors. The Compensation Committee is also responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities. The Compensation Committee met five times in 2016. The Compensation Committee Report is included in this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make recommendations regarding their direct reports. See “Compensation Discussion and Analysis - Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer” for additional detail.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified Director nominees to enhance the Board and for playing a leadership role in shaping the governance of CFMI. The Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee considers diversity in its nominating process, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional. The Committee conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2016, the Nominating Committee met three times.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See “Unitholder Proposals and Nominations for the 2018 Annual Meeting” for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2016 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

Unit Ownership Guidelines

The Board maintains unit ownership guidelines for our chief executive officer and his direct reports. The chief executive officer is required to hold units having a value of four times his base salary, and his direct reports are required to hold units with a value of two times their base salaries. The chief executive officer’s direct reports currently include the president and chief operating officer, the executive vice president and chief financial officer, the executive vice president and chief marketing officer, the executive vice president and general counsel, the senior vice president of planning & design, and the senior vice president of human resources. Executives have five years from the adoption of the guidelines (for current executive officers) and five years from becoming an executive officer (for new executive officers) to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of April 2017, the chief executive officer and his direct reports were all in compliance with the guidelines. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also maintains unit ownership guidelines for the Directors. The guidelines require Directors to accumulate units equal to four times the annual cash retainer within four years of January 1, 2011 (for Directors serving on the Board at that date) and within four years of becoming a Director (for new Directors). As of April 2017, all directors were in compliance with the guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining the elements and mix of executive compensation, and the reasons that we have elected to pay these particular elements of compensation. The following summary highlights our 2016 business results and the impact of those results on our compensation decisions. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Following the summary is a detailed discussion of our philosophy and practices regarding the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2016:

•	Matthew A. Ouimet, our Chief Executive Officer;

•	Brian C. Witherow, our Executive Vice President and Chief Financial Officer;

•	Richard A. Zimmerman, our President and Chief Operating Officer;

•	Duffield E. Milkie, our Executive Vice President, Secretary and General Counsel; and

•	Kelley Semmelroth, our Executive Vice President and Chief Marketing Officer.

Summary

We believe that our compensation should be closely tied to Company and individual performance. To that end, in 2016:

•	We produced another record operating year, with solid increases across the board in our three core revenue metrics of attendance, in-park per capita spending and out-of-park revenues;

•

We achieved these strong near term results while still creating value for our unitholders over the long-term, implementing key initiatives from our FUNforward 2.0 strategic plan, and putting the Company in position to achieve our long-term Adjusted EBITDA goal of $500 million a year earlier than originally planned;

•	We celebrated 30 consecutive years of paying a distribution to our unitholders resulting in an average annual return of approximately 17% when taking into account distribution reinvestments; and

•

By consistently delivering record Adjusted EBITDA performance, we exceeded our three-year performance targets, which resulted in our executives earning maximum payouts under their long-term incentive awards.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend. Our executive compensation structure rewards both successful individual performance and the consolidated operating results of the Company. Our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective.

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We use Adjusted EBITDA as the basis for our key performance measures because it tracks core operating performance closely, it crosses park operating units, and it is easy to track. Further, Adjusted EBITDA is widely used by analysts, investors and comparable companies to evaluate operating performance in our industry.

Overall our unitholder approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results as well as deliver long term value for all unitholders. Our compensation structure provides us with the flexibility to evolve our compensation philosophy and program from year to year, as the market, our business or the industry requires.

Company Financial Performance

The graphs below illustrate some of the key indicators of the Company’s financial health and performance over the five-year fiscal period, 2012-2016.

Cumulative Total Return1 (294% 5-year total return)

[1]	Based upon initial investment of $100 on December 30, 2011 with dividends reinvested and calculated as a straight cumulative return.

Some of our financial results and other accomplishments we achieved for our unitholders in 2016 include the following:

•	We achieved our seventh consecutive year of record net revenues, up 4% from 2015 to $1.29 billion;

•	We achieved record Adjusted EBITDA of $481 million, representing a 5% increase from 2015;

2 See Note 5 in Item 6, “Selected Financial Data,” on page 16 of the Company’s Form 10-K for fiscal 2016 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA, as well as a reconciliation from net income.

•

We increased attendance by 3% from 2015 to 25.1 million visits, while increasing in-park per capita spending by 2% to $46.90, and increasing out-of-park revenues to a record $146 million, a 6% increase from 2015; and

•

In November 2016 we announced that in 2017 our annualized cash distribution (calculated using the annualized distribution rate upon Board approval in October 2015 and October 2016) would increase 4% to $3.42 per limited partner unit, up from $3.30 per unit in 2016.

In 2016 we also advanced a number of important long-term initiatives that support our ability to grow our business in the years to come. These include the following:

•

We completed important capital investment projects to maximize the market potential of our parks, including introducing a world-record breaking roller coaster, Valravn, at Cedar Point, opening the largest water park in the Carolinas at Carowinds and restoring Knott’s Berry Farm’s Ghostrider, the longest, fastest and tallest wooden roller coaster on the West Coast.

•

We completed the development of Cedar Point Sports Center, a state-of-the-art youth sports facility adjacent to Cedar Point, which will begin hosting baseball, softball, soccer and lacrosse tournaments in 2017.

•

We successfully introduced our new season-extending special event, WinterFest, at California’s Great America. This park was transformed into a spectacular winter wonderland with holiday shows and festivities for every member of the family. We will be expanding this event to three more parks in 2017.

Our Pay Governance Reflects Best Practices

We maintain the following compensation and pay governance best practices:

•	A majority of named executive officer compensation is contingent on corporate performance, as described and illustrated in the “Compensation Mix-2016” section below;

•	We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports;

•	Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports;

•	We do not provide excise tax “gross ups”;

•	We have an anti-hedging policy that restricts executive officers and directors from engaging in certain transactions such as puts or calls relating to the Company’s securities;

•

Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members;

•	Our independent Compensation Committee has retained Hay Group to advise and report directly to the Committee;

•	We conduct an annual risk assessment of our compensation programs, which is led by Hay Group; and

•	We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

We received strong unitholder support in our 2015 advisory vote on executive compensation, and our management team continued to deliver record results. We believe that our compensation program is structured to best support our continued growth and success, and as a result, the Compensation Committee did not make significant changes to our executive compensation program in 2016.

Our executive compensation decisions for 2016 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. As further explained below, each of our executive compensation decisions for 2016, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to pay our 2016 performance unit awards (if earned) in units, were made to further demonstrate our commitment to these goals.

Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation and Approval of the 2016 Omnibus Incentive Plan

At the 2016 Annual Meeting of Limited Partner Unitholders, approximately 96% of the units cast were voted to approve the compensation of the Company’s named executive officers. Unitholders also approved our 2016 Omnibus Incentive Plan with 95% of units cast voting in favor of the adoption of the plan. The Compensation Committee believes that the strong unitholder support for the 2016 Omnibus Incentive Plan and the Company’s pay practices in 2016 were a clear endorsement of our current performance-based approach, focused on long-term value creation. Therefore, the Compensation Committee has decided generally to continue its approach to executive compensation for 2017 and to maintain our emphasis on performance in the Company’s executive compensation structure. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool to inform the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its unitholders.

Compensation Performance Measures

As discussed above, our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. In the compensation context, we use performance goals that compute performance achieved and targets using “functional currency Adjusted EBITDA,” which differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because the compensation metric is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations). We consistently use functional currency in the compensation program and believe it is the most appropriate measurement to determine incentive compensation because it eliminates artificial increases or decreases based solely on currency fluctuations. In addition, for our cash plan, the targeted and actual performance calculations are based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts.

Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s value. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate performance over the long term. The range of targeted compensation is position dependent and may reflect how difficult we believe it would be to replace a particular person and his or her skill set.

Role of the Compensation Consultant

The Compensation Committee engaged Korn Ferry - Hay Group (“Hay Group”), an independent executive compensation consulting firm, to provide information on competitive practices and trends in our industry, to make recommendations regarding the design of our compensation program and to assist with the annual review of compensation practices and an assessment of the effectiveness of these practices. Hay Group was retained by and reports directly to the Compensation Committee. Since their engagement in 2011, Hay Group has participated in almost all Compensation Committee meetings and has performed no other material services for the Company or for management other than to provide advice and counsel to the Compensation Committee in accordance with the Compensation Committee’s instructions from time to time.

Korn/Ferry Intentional acquired Hay Group, Inc. in December 2015. We have periodically engaged Korn/Ferry to assist us with director and executive searches and executive coaching and leadership development since 2011. Korn/Ferry provided such services to us in 2016 and Hay Group or its affiliates received $37,700 in fees related to executive and director compensation, and $315,600 in fees for these additional services in 2016. The Compensation Committee recommended and engaged Korn/Ferry for these additional services.

Compensation Consultant Conflicts Assessment

In February 2016 and February 2017, the Compensation Committee assessed the independence of the compensation consultant in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that the compensation consultant’s work for the Compensation Committee does not raise any conflicts of interest.

In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Hay Group. In particular, at its February 2016 meeting, the Committee discussed: (i) whether any other services had been or were being provided by Hay Group to the Company, (ii) the amount of fees paid by the Company to Hay Group as a percent of Hay Group’s total revenues, (iii) Hay Group’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (iv) Hay Group’s ownership of Company units, and (v) any business or personal relationships between Hay Group and any Committee members or the Company’s executive officers. Following the consideration of these factors the Committee determined that Hay Group is independent.

2016 Peer Group and Peer Group Review

Compensation information from our peer group and surveys is one factor and reference point that the Compensation Committee considers in the executive compensation decision-making process. Our peer group for these purposes included the following companies when we were setting 2016 compensation:

Bob Evans Farms	DSW, Inc.	Pinnacle Entertainment, Inc.
Buckle, Inc.	Finish Line, Inc.	Sea World Entertainment Inc.
Carmike Cinemas, Inc.	International Speedway Corp.	Six Flags Entertainment Corp.
Choice Hotels International, Inc.	Madison Square Garden Co.	Speedway Motorsports, Inc.
Cinemark Holdings, Inc.	Marcus Corporation	Texas Roadhouse, Inc.
DreamWorks Animation, Inc.	Marriott Vacations Worldwide	Vail Resorts, Inc.

These peer group members were selected in a review process, in consultation with Hay Group, that focused on U.S. publicly traded companies with a significant focus on recreation and entertainment, with similar business models to ours, with annual revenues between 1/2 to 2 1/2 times our revenues and with a market capitalization comparable to ours. The goal was for peer group companies to meet the majority of these criteria. The Compensation Committee believes this peer group met this goal, achieved the desired level of balance among the peer group companies in terms of revenues and market capitalization and provided the best indicator of the executive compensation practices for businesses our size and in our industry.

The Compensation Committee reviews the peer group periodically, with the goal of reviewing it at least biannually, and undertook a peer group review in 2015 with the assistance of Hay Group. The Hay Group review included industry and size data for each of the current peer group companies and observations on the most notable business changes with respect to those companies. Hay Group did not recommend any changes to our peer group in connection with the 2015 review process. The group was considered to have an appropriate number of companies, good leisure and facilities exposure and related sectors and was not viewed to have any aspirational peers. Accordingly, the Compensation Committee approved the above listed group of companies as the peer group for use in its compensation decisions.

Market Analysis

The Compensation Committee also periodically requests Hay Group to analyze the compensation of our executives relative to that of executives in similar positions at our peer companies and/or survey data, and generally requests Hay Group to compile that information at least biannually. While we review this peer group compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted toward performance-based compensation, and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our peer group and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with survey data, subject to other considerations. Other factors we consider in setting compensation include: recent and projected Company performance, growth and returns to unitholders, the significant industry expertise of the team, recent individual performance, individual performance expectations, survey data, general industry practices, general economic conditions, internal equity and retention goals. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but instead applies its independent discretion in considering them in their entirety.

Following the review and confirmation of the peer group in 2015, the Compensation Committee requested that Hay Group prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Hay Group review was completed in September 2015, and covered all components of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target bonus) and target long-term incentive compensation. The Hay Group study looked at proxy data from our peer group companies and at data based on a general industry survey. The Compensation Committee reviewed the Hay Group analysis and determined that our executives are compensated fairly and that executive base salaries and target total direct compensation, in the aggregate, are aligned with our general objectives. This updated peer and survey analysis provided context for and was one of the factors impacting some of the adjustments that we put in place for 2016.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, Compensation Committee and the chief executive officer. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers. He reviews each individual against budget targets and achievement of individual performance objectives established before the operating season begins (where applicable) and he makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee then, in consultation with the independent compensation consultant, makes compensation determinations and adjustments to the chief executive officer’s recommendations when determined to be appropriate in accordance with the applicable compensation plans and in turn reports its recommendations to the Board for its approval. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Company’s performance.

The Board reviews compensation matters after the seasonal parks have closed and financial results for the season are available. The chief executive officer completes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives and based upon that determination, prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year, as well as recommendations for compensation adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee and to the Board in October, and provides a final review in February of the subsequent year when financial results have been finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results.

During 2015, the Company successfully streamlined its budgeting process, which allowed for earlier and enhanced visibility into expectations for future results and forecasts. As a result, the Company now makes related decisions regarding matters such as establishing long-term performance targets and equity-based performance awards on a more synchronized basis, with the Compensation Committee and Board able to make grants for 2017 targeted compensation at the October 2016 meeting. This allows us to coordinate and handle all compensation-related adjustments and grants at the same time and resulted in 2017 targeted compensation being included in certain of our compensation tables below. The performance period and restricted unit vesting schedule for the October 2016 awards are the same as they would have been had the awards been made in February 2017. We plan to make equity-based long-term incentive grants for 2018 in October 2017.

Elements of 2016 Executive Compensation

Overview

Our executive compensation program is designed around total direct compensation -- that is, the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting the appropriate level of targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and will attract and motivate top talent, while keeping the overall pay levels aligned with unitholders’ interests and the executives’ job responsibilities.

The following table sets forth each element of our executive compensation program and the principal objectives of that element:

Compensation Element	Principal Objective
Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership positions.
Annual Cash Incentive Awards* Cash Incentive Compensation	Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual goals.
Long-Term Incentive Compensation** Restricted Unit Awards Performance Unit Awards

Variable compensation element intended to reward contributions to our long-term success, the achievement of our mission and key business objectives, and each named executive officer’s commitment to the interests of our unitholders.

Retirement Benefits Section 401(k) Plan	The named executive officers may participate in the Company’s 401(k) plan which is available to all our eligible employees.
Executive Perquisites and Health, Life and Disability Benefits

The named executive officers participate in employee benefit plans available to all our eligible employees, including health, life and disability plans.

Perquisites and supplemental compensation believed to be reasonable and intended to enhance the competitiveness of compensation packages.

Change in Control and Termination Protection in Employment Agreements	Ensures continuity of management in the event of a change in control of the Company and protection if the executive’s employment terminates for a qualifying event or circumstance.

*	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program, but did not provide any such additional bonuses in 2016.

**

We may make other types of long-term cash or unit-based incentive awards to our executives. Our named executive officers have options outstanding from prior year awards, and some of our executives exercised options in 2016.

We seek to balance the compensation for each executive among the above elements in a manner designed to achieve our overall compensation objectives. In setting cash incentive and equity incentive components of compensation for each executive, we look to the relationship of those components to the executive’s salary and consider the total direct compensation that is represented by salary, cash incentive awards and unit-based awards. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year.

Compensation Mix - 2016

As noted above, we did not make significant changes to our executive compensation program for 2016. Our program continued to be focused around total targeted direct compensation, and we retained the 60%/40% weighting of performance-based and time-based unit awards in the long-term incentive portion of our program. We gave merit-based base salary raises to each of our named executive officers, which flowed through their mix of compensation opportunities for the year. For Mr. Witherow and Ms. Semmelroth, we increased their base salaries for 2016 by more than 10%, recognizing additional responsibilities taken on in key areas for our Company and the fact that they have demonstrated a strong record of achievement since assuming their executive roles. Based on that growth and development, we determined it was appropriate to place them at a higher point within our targeted percentile range. We also enhanced the incentive compensation component of the total compensation packages for our CFO and Executive Vice President and Chief Marketing Officer positions through percentage-based increases to incentive opportunities to better align their targeted compensation opportunities with our established range for total direct compensation. The annualized base salaries and targeted direct compensation percentages for our named executive officers for 2015 and 2016 are indicated below:

	Ouimet		Witherow		Zimmerman		Milkie		Semmelroth
	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Base Salary	$927,000	$955,000	$416,000	$475,000	$550,000	$567,000	$368,000	$379,000	$294,000	$325,000

Salary	17%	17%	29%	26%	25%	25%	36%	36%	35%	32%

Target Cash Incentive	21%	21%	29%	26%	25%	25%	27%	27%	30%	32%

Restricted Units	25%	25%	17%	19%	20%	20%	15%	15%	14%	14%

Performance Units	37%	37%	25%	29%	30%	30%	22%	22%	21%	22%

The graphic below illustrates the 2016 targeted total direct compensation mix for Mr. Ouimet. This chart does not include the value of Mr. Ouimet’s October 2016 restricted units or his 2017-2019 performance unit award because we view those awards as part of Mr. Ouimet’s targeted total direct compensation opportunity for 2017.

The graphics that follow illustrate the 2016 targeted total direct compensation mix for our CFO and COO and the 2016 targeted total direct compensation mix for our Executive Vice President and General Counsel and our Executive Vice President and Chief Marketing Officer. As with Mr. Ouimet’s chart, these exclude the value of the executives’ October 2016 restricted units and 2017-2019 performance unit awards, which we view as part of targeted total direct compensation for 2017.

Compensation Mix - 2017

We did not make significant changes to our executive compensation program for 2017. We approved 2017 targeted total direct compensation opportunities for our executives in late 2016 that reflect a mix similar to the 2016 mix, with adjustments in relative percentages that reflect enhanced performance-based incentive award opportunities to several of our executives in recognition of their strong track record of performance in their current roles, expanded responsibilities and in line with our overall market-based objectives. While the executives’ final compensation mix for 2017 is subject to change, the “Targeted 2017 Long-Term Incentive Compensation” section below discusses the unit-based awards currently in place for the 2017 compensation cycle.

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance, and we do not believe they should be a factor in current compensation. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Board, or the Compensation Committee, as the case may be, reviews and may adjust the base salary for each of the named executive officers on an annual basis and in connection with promotions or a substantial change in responsibilities. See “Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements” for additional information on the terms of the employment agreements.

The base salary for each named executive officer falls within a range, when considered together with the other elements of compensation, that the chief executive officer and Compensation Committee believe is appropriate on an individual basis. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by our compensation consultant with respect to comparable positions;

•	the individual named executive officer’s performance, experience, skills and time in position; and

•	the Company’s overall performance, returns to our unitholders and continued expectations for growth.

In light of such considerations, Messrs. Ouimet, Zimmerman and Milkie each received three percent merit increases for 2016, among other things, to recognize continued success in their executive roles and to reward the executive’s contribution to a sixth-straight record year of Adjusted EBITDA in 2015. Mr. Witherow’s and Ms. Semmelroth’s base salaries were significantly adjusted for 2016 to acknowledge the substantial growth in their personal impact on the Company. Base salaries have been further adjusted for 2017 following a similar review process. The annualized base salaries for our named executive officers for 2016 and 2017 are indicated below:

Named Executive Officer	2016 Annual Salary	2017 Annual Salary
Ouimet	$955,000	$990,000
Witherow	$475,000	$489,250
Zimmerman	$567,000	$600,000
Milkie	$379,000	$425,000
Semmelroth	$325,000	$350,000

Cash Incentive Program

Our cash incentive awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of annual financial and operational goals. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and approved by the Compensation Committee by March of the applicable year, unless revised during the negotiation of an employment agreement. The performance objectives may be individualized for each position and individual, may be expressed in multiple measures of performance, including individual, business unit, management unit and Company performance, and may be weighted differently between positions and individuals.

Since 2012, the Compensation Committee and the Board have used a short-term cash incentive award program that includes individual performance goals and Company performance goals, and that requires that awards not be paid out if Company financial performance falls below a threshold level. For 2016, 85% of the target cash incentive awards for our named executive officers were based on a target of $502.3 million consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year; see “Compensation Discussion and Analysis - Compensation Performance Measures” above for an explanation of how we compute this measure. The remaining 15% of the target awards were based on the achievement of individual performance goals.

Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of performance and were interpolated for performance between those levels. Payouts of the Company performance-based portion of the 2016 cash awards were calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)
< 90% of target	No Payout
≥ 90% of target	80%
≥ 100% of target	100%
≥ 105% of target	150%

Payout of the individual performance-based portion of the award was dependent on the achievement of a specified threshold, target or maximum number of individual performance goals, with payout at 0%, 50%, 100% and 150% for the 2016 awards. Maximum payout of the cash incentive awards was limited to 150% of the target award, and no cash incentive awards were eligible to be paid to the executives in the event that functional currency Adjusted EBITDA before incentive compensation expense fell below the threshold level of performance or the Company was not able to pay a distribution during the applicable year due to loan covenants.

Our employment agreements generally require the executive to be employed at year end to receive a cash incentive for that year, but protect the executives against forfeiting these awards in qualifying termination scenarios. As a result, we believe these awards not only motivate performance but also encourage retention of key employees.

For 2016, the cash incentive opportunities for our chief executive officer and his direct reports included a clawback provision. This clawback provision has a 24-month look back and is triggered upon a financial restatement that results in lower bonus payouts than originally delivered. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 contained a provision, which when made effective through final SEC rulemaking and exchange listing standards, may require modifications to our clawback provisions.

The 2016 target award opportunities for the named executive officers, reflected as a percentage of 2016 base salary, were as follows:

Named Executive Officer	Target Award in Dollars	Target Award as a Percentage of Base Salary*
Ouimet	$1,146,000	120%
Witherow	$475,000	100%
Zimmerman	$567,000	100%
Milkie	$284,250	75%
Semmelroth	$325,000	100%

*

The target award as a percentage of base salary for 2016 was increased from the 2015 percentage for Ms. Semmelroth (from 85% for 2015). See “Compensation Mix - 2016” within this section above for further information.

In 2016, the Company achieved functional currency Adjusted EBITDA before incentive compensation expense of $509.3 million; see “Compensation Discussion and Analysis - Compensation Performance Measures” for an explanation of how we compute this measure, which represented 101.4% of the target, and based on this level of performance achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers who received awards were at 113.9% of their respective targets. In addition, all of the executives successfully achieved all of their individual performance goals, which was a significant contributing factor to our record results in 2016. As a result, all of our named executive officers were eligible for the payment of 150% of the individual performance-based portion of their respective targets.

The 2016 cash incentive payouts for the named executive officers are set forth below:

Named Executive Officer	2016 Cash Incentive	Final Cash Incentive as a Percentage of 2016 Annual Salary
Ouimet	$1,367,350	143%
Witherow	$566,746	119%
Zimmerman	$676,516	119%
Milkie	$339,153	90%
Semmelroth	$387,774	119%

Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers in fiscal year 2016.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. Outstanding awards have been made under our 2008 and 2016 Omnibus Incentive Plans. Our 2016 Omnibus Incentive Plan allows us to grant options, units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with those of our unitholders, while providing us a cost effective means of compensation. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Targeted 2016 Long-Term Incentive Compensation

Over the past few years the Compensation Committee in consultation with Hay Group, has taken steps to modify our long-term incentive program to realign the elements of the equity plan and to migrate to a more performance-based approach with a continuing emphasis on alignment with unitholder interests. In furtherance of that performance-based approach, the 2016 unit-based awards to each named executive officer included a mix of performance unit awards and time-based restricted units. The target awards were allocated 60% to performance-based awards and 40% to time-based restricted units. The target long-term incentive award value was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. A significant portion of our increases to the total compensation opportunities for our CFO and Executive Vice President and Chief Marketing Officer for 2016 were implemented through increases to their long-term incentive award opportunities, which were effected through increases to the target award opportunities as a percentage of base salary for those executives and the effect of the base salary increases. The dollar value of targeted award opportunities for our other named executive officers also were higher than those in 2015 as a result of their increased salaries for 2016.

The long-term incentive award opportunities for the named executive officers’ 2016 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars	Target LTI Award as a Percentage of Base Salary*
Ouimet	$3,342,500	350%
Witherow	$855,000	180%
Zimmerman	$1,134,000	200%
Milkie	$379,000	100%
Semmelroth	$357,500	110%

*

The target award opportunities as a percentage of base salary for 2016 were increased from the 2015 percentages for Mr. Witherow (from 140% in 2015) and for Ms. Semmelroth (from 100% in 2015). See “Compensation Mix - 2016” within this section above for further information. The target award opportunities as a percentage of base salary for 2015 for Messrs. Ouimet, Zimmerman and Milkie were the same as for 2015.

Our long-term performance-based awards have rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets, and payout for the awards for the 2016 compensation cycle is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2016-2018 period. The 2016 time-based restricted units vest in annual increments over a three-year period. These performance unit awards and restricted unit awards generally require continuous employment through the payment date, subject to certain exceptions contained in employment and grant agreements that provide for continued vesting in qualifying termination or change in control situations. Restricted units are non-transferable during the restricted period. Under the performance awards, award recipients are eligible to receive up to a specified percentage of the target number of potential performance units for a particular performance period. The number of units payable is dependent on the level of attainment of the performance objectives specified for the performance period, as determined by the Committee, and no awards will be paid if the threshold level of performance is not achieved. Awards made in October 2015 have a performance period of January 1, 2016-December 31, 2018, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. Payouts of these awards will be at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Cumulative Functional Currency Adjusted EBITDA Target Achieved	Payout as a Percentage of Target Number of Units
< 85% of target	No Payout
≥ 85% of target	50%
≥ 100% of target	100%
≥ 105% of target	150%

October 2015 Restricted Unit Awards

We awarded the time-based restricted unit component of our 2016 targeted total direct compensation to our executives in October 2015. The awards vest incrementally with one third of the award vesting each year over a three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February 2017, 2018 and 2019, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The October 2015 time-based restricted unit awards were as follows:

Named Executive Officer	October 2015 Restricted Unit Awards
Ouimet	23,456
Witherow	6,000
Zimmerman	7,958
Milkie	2,660
Semmelroth	2,509

2016-2018 Performance Unit Awards

We granted the performance unit award portion of our 2016 total direct compensation to our executives in October 2015. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2016-December 31, 2018, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2016-2018 awards will be paid after the end of the performance period only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the October 2015 performance unit awards were as follows:

Named Executive Officer	2016-2018 Performance Unit Awards (Target)
Ouimet	35,184
Witherow	9,000
Zimmerman	11,937
Milkie	3,989
Semmelroth	3,763

Performance Attained and Vesting of Prior Year (2014-2016) Performance Unit Awards

We have made similar performance unit awards to our named executive officers since 2012, based on the achievement of the performance targets set by the Compensation Committee for the applicable performance period. The performance period for the awards made in 2014 ended on December 31, 2016, and the 2014-2016 performance units vested and were paid out in March 2017. The performance goals for the January 1, 2014 through December 31, 2016 performance period of the 2014 awards and related payout scale were as follows (with amounts interpolated between the various levels):

2014-2016 Cumulative Functional Currency Adjusted EBITDA*	Payout as a Percentage of Target Number of Units
< $1,118,345,000	No Payout
≥ $1,118,345,000	50%
≥ $1,315,700,000	100%
≥ $1,381,485,000	150%

*	See “Compensation Discussion and Analysis - Compensation Performance Measures” for an explanation of how we compute this measure.

The Company achieved cumulative functional currency Adjusted EBITDA of $1,406.9 million from January 1, 2014 through December 31, 2016, which exceeded 105% of the performance target. As a result the 2014-2016 performance units paid out at the maximum level allowable under the awards, which is capped at 150% of the target number of performance units.

Performance Attained and Vesting of Prior Year 2014 Performance-Based Retention Award

In March 2014, we made a supplemental performance-based retention-unit award to Mr. Ouimet. The size of the payout of the award is subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2014-December 31, 2016, and is based on the level of achievement of the three (3) years total unitholder return compared to our identified peer group during that period and on an annualized basis.

2014-2016 Total Unitholder Return relative to Peer Group	% of Units Earned
Greater than the Median of the Peer Group	100%
Between the 25th Percentile and Median of Peer Group	90%
Less than the 25th Percentile of the Peer Group	75%

From January 1, 2014 through December 31, 2016, the Company ranked in the 64th percentile in total unitholder return compared to our identified peer group during that period and on an annualized basis, which was greater than the median of the peer group. As a result, Mr. Ouimet earned 100% of the 2014 performance-based retention unit award, or 124,234 units.

The units earned are payable in units 50% in December 2017 and 50% in December 2018. Mr. Ouimet must maintain continuous employment through the identified payment dates or he will forfeit any unpaid portion of the award, except in the event of death, disability, or change in control (in which circumstances the award will be subject to proration). The units accrue distribution equivalents when we make distributions, which will be paid out in cash in conjunction with the payment of the underlying performance units.

Targeted 2017 Long-Term Incentive Compensation

The Compensation Committee and Board continued its recent practice of awarding the long-term incentive grants for a calendar year during the October meeting of the preceding year. Accordingly, the restricted units and performance unit awards related to targeted 2017 long-term incentive compensation were granted in October 2016. As shown in the table below, the performance period and vesting schedules for the October 2016 awards are the same as they would have been had we made the awards in February 2017. The Company did not make additional equity grants to the named executive officers in February 2017, and plans to make equity-based long-term incentive grants for 2018 in October 2017.

Grant Date:	October 28, 2015	October 26, 2016*
Performance Period:
(Performance Units)	January 1, 2016- December 31, 2018	January 1, 2017-
December 31, 2019

Vesting Dates:	1/3 - February 2017	1/3 - February 2018

(Restricted Units)	1/3 - February 2018 1/3 - February 2019	1/3 - February 2019 1/3 - February 2020

* No	additional awards made in February 2017.

Because the grant date for the 2017 long-term incentive awards fell in 2016, the 2017 long-term incentive awards are included in the Summary Compensation Table for 2016 and Grants Table below. As a result, we have described the October 2016 awards in this CD&A, even though we view them as part of each executive’s total direct compensation opportunity for 2017.

As with the 2016 long-term incentive awards, the unit-based portion of the 2017 total target direct compensation opportunity included a mix of 60% performance unit awards and 40% time-based restricted units. The long-term incentive award opportunities for the named executive officers’ 2017 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars*	Target LTI Award as a Percentage of Base Salary*
Ouimet	$3,465,000	350%
Witherow	$880,650	180%
Zimmerman	$1,500,000	250%
Milkie	$531,250	125%
Semmelroth	$437,500	125%

*

The target award opportunities as a percentage of base salary for 2017 were increased from the 2016 percentages for Messrs. Zimmerman (from 200% in 2016) and Milkie (from 100% in 2016) and for Ms. Semmelroth (from 110% in 2016). See “Compensation Mix - 2016” within this section above The target award opportunities as a percentage of base salary for 2017 for Messrs. Ouimet and Witherow were the same as for 2016.

Payout for the 2017 cycle of performance awards is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2017-2019 period. The 2017 time-based restricted units vest in annual increments over a three-year period starting in February 2018. These performance unit awards and restricted unit awards generally are subject to the same employment requirements, termination vesting provisions, transfer restrictions and performance award payout scale as the performance awards that are part of our targeted total direct compensation for 2016.

October 2016 Restricted Unit Awards

We awarded the time-based restricted unit component of our 2017 targeted total direct compensation to our executives in October of 2016. The awards vest incrementally with one third of the award vesting each year over an approximate three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February of 2018, 2019 and 2020, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The October 2016 time-based restricted unit awards were as follows:

Named Executive Officer	October 2016 Restricted Unit Awards
Ouimet	24,125
Witherow	6,132
Zimmerman	10,444
Milkie	3,699
Semmelroth	3,046

2017-2019 Performance Unit Awards

We granted the performance unit award portion of our 2017 total direct compensation to our executives in October of 2016. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2017-December 31, 2019, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2017-2019 awards will be paid only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the October 2016 performance unit awards were as follows:

Named Executive Officer	2017-2019 Performance Unit Awards (Target)
Ouimet	36,188
Witherow	9,198
Zimmerman	15,666
Milkie	5,548
Semmelroth	4,569

Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point from which the Compensation Committee then continues the process in setting executive compensation. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. Our current agreement with Mr. Ouimet continues until Mr. Ouimet’s employment with us is terminated as provided in the Agreement. Our current agreements with our other executive officers took effect on December 12, 2014, and the executives’ employment under the agreements continues through December 31, 2017, subject to 24-month automatic renewal periods until the agreement is terminated by one of the parties.

Post-Employment and Change in Control Compensation

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in detail under “Potential Payments Upon Termination or Change in Control” section below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined, after consideration of the Compensation Committee’s recommendation, by the Board, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. In addition, Mr. Milkie has an account under our 2008 Supplemental Retirement Plan, which is described within the “Pension Benefits for 2016” section. Additional contributions to this plan were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

Perquisites and Supplemental Compensation

We provide perquisites or supplemental compensation to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. Mr. Ouimet’s employment agreement provides for supplemental compensation at an annual rate of $50,000, which is intended to provide for an annual amount in lieu of most individual perquisites other than an annual physical exam, de minimis perquisites such as discounts on our products and occasional one-time benefits.

In 2016 we provided Messrs. Witherow, Zimmerman and Milkie and Ms. Semmelroth with automobile allowances. We also offer our named executive officers discounts on Company products and cover annual physicals for our executives who desire that benefit. See Footnote 4 to the Summary Compensation Table for a discussion of when the value of perquisites is reported in that table.

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Hay Group, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities.

SUMMARY COMPENSATION TABLE FOR 2016

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4) (5)	Total ($)
Matthew A. Ouimet Chief Executive Officer	2016	$955,000	—	$3,464,982	—	$1,367,350	—		$69,661	$ 5,856,993
	2015	$961,840	—	$6,587,006	—	$1,668,600	—		$73,868	$ 9,291,314
	2014	$900,000	—	$9,482,724	—	$1,108,674	—		$70,171	$11,561,569
Brian C. Witherow Executive Vice President and Chief Financial Officer	2016	$475,000	—	$880,709	—	$566,746	—		$19,661	$ 1,942,116
	2015	$431,841	—	$1,437,382	—	$624,000	—		$20,453	$ 2,513,676
	2014	$400,000	—	$559,989	—	$410,620	—		$31,521	$ 1,402,130
Richard A. Zimmerman President and Chief Operating Officer	2016	$570,871	—	$1,500,020	—	$676,516	—		$24,922	$ 2,772,329
	2015	$570,723	—	$2,234,052	—	$825,000	—		$12,503	$ 3,642,278
	2014	$525,000	—	$735,002	—	$499,563	—		$37,486	$ 1,797,051
Duffield E. Milkie Executive Vice President and General Counsel	2016	$379,000	—	$531,240	—	$339,153	$9,976	(6)	$19,661	$ 1,279,030
	2015	$374,876	—	$746,999	—	$414,000	$3,498	(6)	$20,453	$ 1,559,826
	2014	$350,000	—	$262,493	—	$233,541	$13,098	(6)	$20,171	$ 879,303
Kelley Semmelroth Executive Vice President and Chief Marketing Officer	2016	$325,000	—	$437,482	—	$387,774	—		$31,148	$ 1,181,404
	2015	$305,360	—	$651,528	—	$374,850	—		$18,842	$ 1,350,580
	2014	$285,000	—	$284,999	—	$248,805	—		$16,551	$ 835,355

(1)

The 2015 salary amounts in the table were prorated to reflect that the executives’ 2015 annual salaries were effective shortly after the beginning of the year and also reflect an additional pay period. The 2016 salary amount for Mr. Zimmerman was prorated to reflect the raise he received in October 2016 in connection with his promotion to the position of President.

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2016, 2015 or 2014, as applicable. The amounts included in this table for all performance unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all performance unit awards.

As described in the Compensation Discussion and Analysis, we streamlined and expedited our budgeting process during 2015 and made the long-term incentive grants for 2016 at the October 2015 meeting. This resulted in two sets of our regular program grants during the transition year (2015), which was a one-time occurrence. We similarly made the long-term incentive grants for 2017 at the October 2016 meeting.

Accordingly, the 2016 amount for each executive includes the grant date fair value of the October 2016 restricted unit awards and the October 2016 performance unit awards for the 2017-2019 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2017. The ASC Topic 718 grant date fair value of the 2017-2019 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $2,079,001 (target), $3,118,501 (maximum); Mr. Witherow - $528,425 (target), $792,638 (maximum); Mr. Zimmerman - $900,012 (target), $1,350,018 (maximum); Mr. Milkie - $318,733 (target), $478,099 (maximum); and Ms. Semmelroth - $262,489 (target), $393,762 (maximum).

The 2015 amount for each executive includes:

•

the grant date fair value of the February 2015 restricted unit awards and the February 2015 performance unit awards for the 2015-2017 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2015; and also

•

the grant date fair value of the October 2015 restricted unit awards and the October 2015 performance unit awards for the 2016-2018 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2016.

The performance period and restricted unit vesting schedule for the October 2015 awards are the same as they would have been had the awards been made in February 2016, and we did not make additional equity grants to the named executive officers in February 2016. The ASC Topic 718 grant date fair values of the 2015-2017 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $1,946,716 (target), $2,920,073 (maximum); Mr. Witherow - $349,441 (target), $524,161 (maximum); Mr. Zimmerman - $660,011 (target), $990,017 (maximum); Mr. Milkie - $220,826 (target), $331,240 (maximum); and Ms. Semmelroth - $176,403 (target), $264,605 (maximum). The ASC Topic 718 grant date fair values of the 2016-2018 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $2,005,488 (target), $3,008,232 (maximum); Mr. Witherow - $513,000 (target), $769,500 (maximum); Mr. Zimmerman - $680,409 (target), $1,020,614 (maximum); Mr. Milkie - $227,373 (target), $341,060 (maximum); and Ms. Semmelroth - $214,491 (target), $321,737 (maximum).

The 2014 amount for each executive includes the grant date fair value of the February 2014 restricted unit awards and the February 2014 functional currency Adjusted EBITDA-based performance unit awards for the 2014-2016 performance period. The 2014 amount for Mr. Ouimet also includes the grant date fair value of his supplemental March 2014 performance-based retention unit award. The ASC Topic 718 grant date fair values of the functional currency Adjusted EBITDA-based 2014-2016 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $1,891,823 (target), $2,837,761 (maximum); Mr. Witherow - $336,015 (target), $504,050 (maximum); Mr. Zimmerman - $441,023 (target), $661,535 (maximum); Mr. Milkie - $157,485 (target), $236,255 (maximum); and Ms. Semmelroth - $171,010 (target), $256,515 (maximum). The ASC 718 grant date fair value of Mr. Ouimet’s March 2014 performance-based retention unit award assuming target and maximum level of performance each are $6,329,722.

Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2016, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2017.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2016, 2015 and 2014. See the discussion under “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Cash Incentive Program” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables – Cash Incentive Program Awards and Bonuses”.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and reflect profit sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. The 2016 profit sharing contributions for each named executive officer were $11,711. The amounts in column (i) also reflect, for each named executive officer for whom the total value of perquisites received in a given year was at least $10,000, the aggregate value of perquisites received in that year. The 2016 amount shown in column (i) for Mr. Ouimet includes the supplemental compensation earned for 2016 under Mr. Ouimet’s employment agreement ($50,000). The 2016 amount shown in column (i) for Ms. Semmelroth and Mr. Zimmerman includes the cost of a physical exam. See

“Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements” for additional discussion of Mr. Ouimet’s employment agreement. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Retirement Programs” and “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Perquisites and Supplemental Compensation”.

(5)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. This value is included in column (i) for each named executive officer for whom the total value of perquisites for the year was $10,000 or more. Each named executive officer is responsible for paying income tax on such amount.

(6)	The amounts in column (h) reflect for the applicable year the aggregate change in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan.

GRANTS OF PLAN BASED AWARDS TABLE FOR 2016

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)	(k)	(l)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Unit and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Ouimet	10/26/16	—	—	—	18,094	(2)	36,188	(2)	54,282	(2)	—		—	—	$2,079,001
	10/26/16	—	—	—	—		—		—		24,125	(3)	—	—	$1,385,981
	—	$865,230	$1,146,000	$1,719,000	—		—		—		—		—	—	—
Witherow	10/26/16	—	—	—	4,599	(2)	9,198	(2)	13,797	(2)	—		—	—	$528,425
	10/26/16	—	—	—	—		—		—		6,132	(3)	—	—	$352,283
	—	$358,625	$475,000	$712,500	—		—		—		—		—	—	$—
Zimmerman	10/26/16	—	—	—	7,833	(2)	15,666	(2)	23,499	(2)	—		—	—	$900,012
	10/26/16	—	—	—	—		—		—		10,444	(3)	—	—	$600,008
	—	$428,085	$567,000	$850,500	—		—		—		—		—	—	—
Milkie	10/26/16	—	—	—	2,774	(2)	5,548	(2)	8,322	(2)	—		—	—	$318,733
	10/26/16	—	—	—	—		—		—		3,699	(3)	—	—	$212,508
	—	$214,609	$284,250	$426,375	—		—		—		—		—	—	—
Semmelroth	10/26/16	—	—	—	2,285	(2)	4,569	(2)	6,854	(2)	—		—	—	$262,489
	10/26/16	—	—	—	—		—		—		3,046	(3)	—	—	$174,993
	—	$245,375	$325,000	$487,500	—		—		—		—		—	—	—

(1)

These columns show possible payouts under 2016 cash incentive awards that were based on the achievement of the Company and individual performance measures established in February 2016. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of both the Company performance goals and individual performance goals, as applicable. Actual amounts paid with respect to these awards are reported in column (g) of the Summary Compensation Table for 2016. See “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Cash Incentive Program” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables – Cash Incentive Program Awards and Bonuses”.

(2)

Amounts reflect a multi-year performance unit award for the January 1, 2017 – December 31, 2019 performance period. The threshold, target and maximum potential number of performance units that may be earned is set forth in columns (f), (g) and (h). Payouts will be based on the level of achievement of consolidated functional currency Adjusted EBITDA versus specified threshold, target and maximum levels of performance over the three-year period. See “Compensation Discussion and Analysis – Targeted 2017 Long-Term Incentive Compensation - 2017-2019 Performance Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables – Performance Unit Awards – Functional Currency Adjusted EBITDA-Based Performance Units”.

(3)

Amounts reflect time-based restricted units. The awards vest ratably over a three-year period beginning in February 2018. See “Compensation Discussion and Analysis - Targeted 2017 Long-Term Incentive Compensation - October 2016 Restricted Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Restricted Unit Awards”.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Ouimet, Witherow, Zimmerman, and Milkie and Ms. Semmelroth. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections.

Employment Agreements

We have an employment agreement with Matthew A. Ouimet, our chief executive officer, which was last amended and restated in June 2016 and which will continue indefinitely until his employment is terminated under the terms of the employment agreement. The agreement increased Mr. Ouimet’s base salary to $955,000 retroactive with the first payroll in 2016, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreement, during his employment period, Mr. Ouimet is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2016 Omnibus Incentive Plan, at a level appropriate to his position and performance, as determined by the Board. Per the terms of the employment contract, the target cash incentive award for 2016 and thereafter is 120% of his base salary. The agreement also provides that for 2016 and thereafter, the maximum annual cash incentive payable by Cedar Fair is 180% of his base salary (which represents 150% of the target) and the minimum payment threshold is 90% of the target performance threshold.

The agreement provides that, if Mr. Ouimet’s employment is terminated, in certain situations he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan, excluding the 2014 performance-based retention grant, that vest within 18 months after his termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. Any calendar year cash incentive compensation awards are to be paid to Mr. Ouimet at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Ouimet generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the “Potential Payments Upon Termination or Change in Control” section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. Mr. Ouimet’s agreement provides for supplemental compensation at an annual rate of $50,000, payable in monthly installments and for us to cover the cost of an annual physical exam. The employment agreement does not limit the manner in which Mr. Ouimet may spend his supplemental compensation. In addition, Mr. Ouimet is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

We have employment agreements with Mr. Witherow (our executive vice president and chief financial officer), Mr. Zimmerman (our president and chief operating officer), Mr. Milkie (our executive vice president and general counsel), and Ms. Semmelroth (our executive vice president and chief marketing officer), which we last updated and standardized effective December 12, 2014. The executives’ employment will continue under these employment agreements through December 31, 2017. The agreements will renew automatically for a 24-month period commencing on January 1, 2018 and on every 24-month anniversary thereafter, unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements, which were effective beginning January 2015, are: Mr. Witherow, $416,000; Mr. Zimmerman, $550,000; Mr. Milkie $368,000; and Ms. Semmelroth, $294,000. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Incentive Plan, at a level appropriate to his or her position and performance, as determined by the Board. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. See the “Potential Payments Upon Termination or Change in Control” section for detailed descriptions of those situations and other potential termination and change in control benefits. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his duties in accordance with policies that we maintain from time to time. Each agreement contains noncompetition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Cash Incentive Program Awards and Bonuses

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards for 2016, 2015 and 2014, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. For 2016, 2015, and 2014, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. Payouts could range from 0% up to a maximum of 150% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established for both the Company and individual portions of the awards. The threshold, target and maximum cash incentive awards for 2016 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan Based Awards Table for 2016. For additional detail regarding our cash incentive award program and the 2016 cash incentive awards (including the percentage of 2016 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels for 2016 for the Company and individual portions of the awards and the payout received as a percentage of base salary for each executive for 2016), see “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Cash Incentive Program”. No additional cash bonuses were awarded to our named executive officers for 2016.

Option Grants

We did not award options to our named executive officers in 2016, 2015, or 2014.

Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in October 2016, October 2015, February 2015, and February 2014. The grant date fair values of these restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The numbers of units granted and grant date fair values of the 2016 awards are set forth in columns (i) and (l) of the Grants of Plan-Based Awards Table. The restricted period on these awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

Grant:	February 2014	February 2015	October 2015 (1)	October 2016
Vesting Dates:	1/3 - February 2015 (2)	1/3 - February 2016 (2)	1/3 - February 2017 (2)	1/3 - February 2018
	1/3 - February 2016 (2)	1/3 - February 2017 (2)	1/3 - February 2018	1/3 - February 2019
	1/3 - February 2017 (2)	1/3 - February 2018	1/3 - February 2019	1/3 - February 2020

(1)	Grant moved to October 2015. No additional awards made in February 2016.

(2)	Vested prior to the date of this proxy statement.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability, retirement and change in control. For additional detail, see “Compensation Discussion and Analysis - Targeted 2016 Long-Term Incentive Compensation” (and the “- October 2015 Restricted Unit Awards” discussion therein) and “Compensation Discussion and Analysis - Targeted 2017 Long-Term Incentive Compensation” (and the “-October 2016 Restricted Unit Awards” discussion therein).

Performance Unit Awards

Functional Currency Adjusted EBITDA-Based Performance Units

We made performance unit awards to each of our named executive officers in October 2016, October 2015, February 2015, and February 2014, which are subject to the level of achievement of cumulative functional currency Adjusted EBITDA versus the target set by the Compensation Committee for the respective performance periods, as follows:

Grant:	February 2014 (1)	February 2015	October 2015 (2)	October 2016
Performance Period:	January 1, 2014 - December 31, 2016	January 1, 2015 - December 31, 2017	January 1, 2016 - December 31, 2018	January 1, 2017 - December 31, 2019

(1) Earned portion vested prior to the date of this proxy statement.

(2) Grant moved to October 2015. No additional awards made in February 2016.

Executives are eligible to receive up to 150% of the target number of potential performance units for the applicable performance period. Payouts will be made based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The threshold, target and maximum numbers of units for the named executive officers’ 2017-2019 performance unit awards are set forth in columns (f), (g) and (h), respectively, of the Grants of Plan-Based Awards Table for 2016. The grant date fair values of the 2017-2019 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are reported in column (l) of the Grants of Plan-Based Awards Table for 2016 and are included in the 2016 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. The grant date fair values of the 2016-2018 and 2015-2017 performance unit awards and of the 2014-2016 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2015 and 2014 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table, respectively. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make distributions on our units after the grant date and before the payment date of the award. Awards will be paid after the end of the performance period and by March of the following year. The 2017-2019, 2016-2018 and 2015-2017 awards will be paid only in units, and the 2014-2016 awards could be paid in the form of units, cash or a combination of both, as determined by the Compensation Committee. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death, disability or retirement, and that awards will be deemed earned and payable in full at the target level in the event of a change in control. For additional detail regarding the 2017-2019 performance units (including the payout scale for the awards), see “Compensation Discussion and Analysis - Targeted 2017 Long-Term Incentive Compensation” (and the “- 2017-2019 Performance Unit Awards” discussion therein). For additional detail regarding the 2016-2018 performance units (including the payout scale of the awards), see “Compensation Discussion and Analysis - Targeted 2016 Long-Term Incentive Compensation” (and the “2016-2018 Performance Unit Awards” discussion therein).

2014 Performance-Based Retention Grant

We made a supplemental performance-based retention unit award to Mr. Ouimet in March 2014 to recognize the key role he has played in the Company’s record-setting growth and unitholder returns in recent years and to incentivize his continued stewardship and focus on the execution of the Company’s strategic plan beyond the current term of his employment agreement. Mr. Ouimet is eligible to receive up to 124,234 potential performance units under the award. The award payout is subject to the achievement of the performance targets set by the Compensation Committee for the January 1, 2014-December 31, 2016 period, and is based on the level of achievement of the three (3) years total unitholder return compared to our identified peer group during that period and calculated on an annualized basis, as follows:

2014-2016 Total Unitholder Return relative to Peer Group	% of Units Earned
Greater than the Median of the Peer Group	100%
Between the 25th Percentile and Median of the Peer Group	90%
Less than the 25th Percentile of the Peer Group	75%

From January 1, 2014 through December 31, 2016, the Company ranked in the 64th percentile in total unitholder return compared to our identified peer group during that period and on an annualized basis, which was greater than the median of the peer group. As a result, Mr. Ouimet earned 100% of the performance-based retention unit award, or 124,234 units. The performance units earned are payable in units 50% in December 2017 and 50% in December 2018, so long as Mr. Ouimet maintains continuous employment through the identified payment dates. If not, Mr. Ouimet will forfeit any unpaid portion of the award, except in the event of death, disability, or change in control (in which circumstances the award will be subject to proration). The grant date fair value of the 2014 performance-based retention unit award, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, is included in the 2014 amount set forth in the Unit Awards column (e) of the Summary Compensation Table for Mr. Ouimet. The performance units accrue distribution equivalents when we make distributions, which will be paid out in cash in conjunction with the payment of the underlying performance units. The provisions in Mr. Ouimet’s employment agreement providing for the vesting of any equity award made under our omnibus incentive plan that is scheduled to vest or be paid within 18 months after his termination in certain situations or upon a change in control are not applicable to this award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Ouimet	86,387	—	—	$ 29.53	3/27/2022

	122,492	—	—	$ 36.95	2/26/2023

						7,770	(5)	$570,745

						15,425	(6)	$1,089,082

						23,456	(7)	$1,603,335

						24,125	(8)	$1,569,452

						124,234	(4)	$9,038,645	(4)

						61,964	(3)	$3,978,084	(3)

										58,064	(9)	$3,727,703	(9)

										56,590	(10)	$3,633,108	(10)

										18,339	(11)	$1,177,370	(11)
Witherow	17,786	—	—	$ 29.53	3/27/2022

	27,092	—	—	$ 36.95	2/26/2023

						1,380	(5)	$101,368

						2,768	(6)	$195,435

						6,000	(7)	$410,130

						6,132	(8)	$398,917

						11,006	(3)	$706,597	(3)

										10,423	(9)	$669,126	(9)

										14,476	(10)	$929,342	(10)

										4,661	(11)	$299,255	(11)
Zimmerman	32,929	—	—	$ 36.95	2/26/2023

						1,810	(5)	$132,954

						5,230	(6)	$369,264

						7,958	(7)	$543,969

						10,444	(8)	$679,434

						14,445	(3)	$927,365	(3)

										19,686	(9)	$1,263,858	(9)

										19,200	(10)	$1,232,652	(10)

										7,939	(11)	$509,691	(11)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016 (continued)

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Milkie	18,104	—	—	$ 36.95	2/26/2023

						647	(5)	$47,525

						1,749	(6)	$123,488

						2,660	(7)	$181,824

						3,699	(8)	$240,638

						5,159	(3)	$331,191	(3)

										6,587	(9)	$422,885	(9)

										6,417	(10)	$411,939	(10)

										2,812	(11)	$180,503	(11)
Semmelroth	9,528	—	—	$ 29.53	3/27/2022

	13,943	—	—	$ 36.95	2/26/2023

						702	(5)	$51,565

						1,398	(6)	$98,706

						2,509	(7)	$171,503

						3,046	(8)	$198,158

						5,602	(3)	$359,631	(3)

										5,262	(9)	$337,821	(9)

										6,053	(10)	$388,603	(10)

										2,315	(11)	$148,652	(11)

(1)

Column includes restricted units, 2014-2016 performance units and Mr. Ouimet’s March 2014 performance-based retention units. Performance unit amounts for the 2014-2016 performance units in this column include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)

The market values for restricted units were calculated by multiplying the closing market price of our units on December 30, 2016 as reported on the NYSE ($64.20), by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2016. See “Narrative to Summary Compensation and Grants of Plan Based Awards Table – Restricted Unit Awards” for additional detail.

(3)

Amounts represent performance units awarded in February 2014 that were contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2014 through December 2016. The amounts set forth in column (g) are the actual number of units earned and include the reinvestment in distribution equivalent units of distributions on such number. These awards vested and were paid in March 2017. For additional information regarding these awards, see

“Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Performance Attained and Vesting of Prior Year (2014-2016) Performance Unit Awards.”

(4)

Amounts represent Mr. Ouimet’s March 2014 performance-based retention units that were contingent upon the level of achievement of our three (3) years annualized total unitholder return compared to our identified peer group during the January 1, 2014 - December 31, 2016 period. The amount set forth in column (g) is the actual number of units earned. The performance units earned are payable in units 50% in December 2017 and 50% in December 2018. The performance units accrue distribution equivalents, which will be paid out in cash in conjunction with the payment of the underlying performance units. Market value reported in column (h) was calculated by multiplying the amount set forth in column (g) by the closing market price of our units as of December 30, 2016, and adding to that the amount of cash distribution equivalents accumulated on the performance-based retention units from the grant date of the award through December 31, 2016. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the performance based retention units have accrued in cash. For additional information regarding this award, see “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Performance Attained and Vesting of Prior Year 2014 Performance-Based Retention Award.”

(5)

Amounts represent restricted units awarded in February 2014. These awards vested and were paid in February 2017. These restricted units accumulated distribution equivalents during the restricted period that were payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units were accrued in cash.

(6)

Amounts represent restricted units awarded in February 2015. One half of these restricted units vested on February 27, 2017 and the remaining one half will vest on February 26, 2018. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(7)

Amounts represent restricted units awarded in October 2015. One-third of these restricted units vested on February 27, 2017, and one-third will vest on February 26, 2018 and February 25, 2019. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(8)

Amounts represent restricted units awarded in October 2016. One-third of these restricted units will vest on February 26, 2018, February 25, 2019 and February 24, 2020. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(9)

Amounts represent performance units awarded in February 2015 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2015 through December 2017. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2016. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2018. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2016 that may be earned set forth in column (i) by the closing market price of our units as of December 30, 2016.

(10)

Amounts represent performance units awarded in October 2015 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2016 through December 2018. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2016. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2019. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2016 that may be earned set forth in column (i) by the closing market price of our units as of December 30, 2016. For additional information regarding these awards, see “Compensation Discussion and Analysis - Elements of 2016 Executive Compensation - Targeted 2016 Long-Term Incentive Compensation - 2016-2018 Performance Unit Awards.”

(11)

Amounts represent performance units awarded in October 2016 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2017 through December 2019. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such threshold number from the grant date of the award through December 31, 2016. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2020. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2016 that may be earned set forth in column (i) by the closing market price of our units as of December 30, 2016. For additional information regarding these awards, see “Compensation Discussion and Analysis - Targeted 2017 Long-Term Incentive Compensation - 2017-2019 Performance Unit Awards.”

OPTION EXERCISES AND UNITS VESTED IN 2016

	Option Awards		Unit Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#) (1)		Value Realized on Vesting ($)
Ouimet	—	—	7,771	(2)	$ 443,336	(2)
			7,713	(3)	$ 442,418	(3)
			40,949	(4)	$ 2,372,585	(4)
Witherow	—	—	1,380	(2)	$ 78,729	(2)
			1,385	(3)	$ 79,444	(3)
			9,057	(4)	$ 524,763	(4)
Zimmerman	—	—	1,812	(2)	$ 103,375	(2)
			2,615	(3)	$ 149,996	(3)
			11,008	(4)	$ 637,804	(4)
Milkie	12,386	$ 387,806 (5)	647	(2)	$ 36,911	(2)
			875	(3)	$ 50,190	(3)
			6,052	(4)	$ 350,653	(4)
Semmelroth	—	—	702	(2)	$ 40,049	(2)
			699	(3)	$ 40,095	(3)
			4,660	(4)	$ 270,000	(4)

(1)

The amounts in column (d) reflect the total number of restricted units or performance units that vested for each executive in 2016, plus additional units credited as a result of reinvestment of distribution equivalents.

(2)

Reflects the vesting and related value of one-third of the restricted unit grants made in 2014. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(3)

Reflects the vesting and related value of one-third of the restricted unit grants made in 2015. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(4)

Reflects the vesting and related value of the 2013-2015 performance unit awards, which were paid out at 150% of the target number of performance units as disclosed in our proxy statement last year, plus additional units credited as a result of reinvestment of distribution equivalents. Mr. Ouimet, Mr. Zimmerman, Ms. Semmelroth and Mr. Milkie received 100% of the value in units. Mr. Witherow received 70% of the value in units and 30% in cash. The value realized on the vesting of performance units is equal to the number of units of performance units vested multiplied by the closing price of our units on the NYSE on the date of vesting.

(5)

The value realized on the exercise of unit options is equal to the number of units acquired multiplied by the difference between the exercise price and the closing price of our units on the NYSE on the day before the date of exercise.

PENSION BENEFITS FOR 2016

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Ouimet	-	—	—	—
Witherow	-	—	—	—
Zimmerman	-	—	—	—
Milkie	2008 Supplemental Retirement Plan	9	$ 102,941	—
Semmelroth	-	—	—	—

(1)	The estimated present value amount is based on projected benefits earned through age 62 assuming (i) an annual interest rate of 3.50% and (ii) a discount rate of 5.09%.

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earn interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie is the only named executive officer for 2016 to participate in the 2008 SERP. Mr. Milkie will become fully vested in his account upon the earliest of his retirement (provided that he has at least twenty years of service with the Partnership), or if while employed by the Partnership, upon his death, disability, or change in control. Distribution of the accrued balance generally will be made as a lump sum amount at the time specified in the plan. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Additional contributions to the 2008 SERP were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our Omnibus Incentive Plans and related award agreements and our supplemental retirement plan. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. The summaries assume that the termination or change in control occurred on December 31, 2016 and the relevant unit price is the closing market price of our units on the NYSE on December 30, 2016, which was $64.20 per unit.

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control or a Termination Following a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Ms. Semmelroth without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	An amount equal to two times his base salary for Mr. Ouimet (and for the other executives, an amount equal to one times base salary). This amount will be payable:

•	for Mr. Ouimet, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

•

for the other executives, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•	A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment without cause or his or her resignation for good reason unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Ms. Semmelroth is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Non-Renewal

For executives other than Mr. Ouimet, in certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment unless otherwise specifically exempted from vesting by the terms of the underlying award agreement, with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Our named executive officers, other than Mr. Ouimet, will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control or a Termination Following a Change in Control,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his or her employment agreement, with the non-competition and non-solicitation obligations lasting for a minimum of twelve months (regardless of the reason for termination) or, if longer, for the period in or with respect to which he is receiving severance payments or 18-month continued equity vesting.

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Ouimet, the chief executive officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary (or, for Mr. Ouimet, in the aggregate amount of his base salary and supplemental compensation), or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A; or (iv) a material breach of the employment agreement by us. The events described in (i), (ii) and (iii) will not constitute “good reason” unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

All amounts accrued under our 2008 SERP will also become fully vested and payable upon an executive’s death, disability or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our functional currency Adjusted EBITDA-based performance unit awards under the Omnibus Incentive Plans will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the Omnibus Incentive Plans will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. Mr. Ouimet’s 2014 performance-based retention award would be payable in a lump sum upon death or separation from service due to disability occurring prior to either or both payment dates, based on the performance through the end of the most recently completed year and with one-half prorated based on the first, and the remainder prorated based on the second, payment date. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control or a Termination Following a Change in Control

In the event of certain terminations following a change in control, Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie and Ms. Semmelroth will receive benefits and payments in accordance with the terms of their employment agreements. Our incentive plans, award agreements and 2008 SERP also contain change-in-control provisions. Each of our incentive plans, award agreements and employment agreements uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

All of our employment agreements and our supplemental retirement plans contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. The second trigger under our supplemental retirement plans is the occurrence of a separation from service under the plan. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plans (including any successor plans) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2008 Omnibus Incentive Plan and outstanding cash and equity awards under it contain single trigger change in control provisions. Our 2016 Omnibus Incentive Plan has a double trigger change in control provision, subject to our award and employment agreement terms and Committee discretion, which results in a single trigger for our named executive officers’ outstanding equity awards under their employment agreements.

If we terminate the employment of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Ms. Semmelroth without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his or her non-change in control severance or base salary continuation, as applicable, the executive will receive severance as follows:

○	Mr. Ouimet will receive a lump sum amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

○

each executive other than Mr. Ouimet will receive a lump sum amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

•

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, (c) with respect to any multi-year cash bonus, the amount actually paid, and (d) for Mr. Ouimet, his annual supplemental compensation. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

In addition, upon a change in control (with or without a subsequent termination of employment), named executive officer equity incentive plan awards would vest or be paid as follows pursuant to the various plans and agreements:

•

All performance awards will be deemed to have been earned and payable in full and any other restriction shall lapse and the awards will be paid within 30 days. Our outstanding functional currency Adjusted EBITDA-based performance awards will be deemed earned at the target level. The March 2014 performance-based retention award to Mr. Ouimet would be earned based on the performance through the end of the most recently completed year, with one-half of the units prorated based on the first, and the remainder prorated based on the second, payment date.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

•

Unless the Committee determines otherwise, if we make “other unit awards” under the 2016 Omnibus Incentive Plan, all restrictions, limitations and other conditions applicable to such awards would lapse and those awards would become fully vested and transferable and be issued, settled or distributed, as applicable within 30 days.

•

Unless the Committee determines otherwise, if we grant options or unit appreciation rights under the 2016 Omnibus Incentive Plan, any unvested options and unit appreciation rights would vest and become fully exercisable. Option holders could elect to “cash out” any options within 60 days for the difference between the price of the option and the fair market value per unit at the time of the election.

All amounts accrued by the named executive officers under our Amended and Restated Supplemental Retirement Program and 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

Matthew A. Ouimet

The payments that would have been made to Mr. Ouimet upon a termination of his employment or a change in control of the Partnership as of December 31, 2016, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$ 41,863		$ 41,863		$ 41,863		$ 41,863		$ 41,863		$ 41,863
Severance	—		1,910,000		1,910,000		—		—		—	(1)
Incentive compensation	529,767	(2)	529,767	(2)	529,767	(2)	529,767	(2)	308,417	(3)	—	(1)
Restricted units	—		3,251,868	(4)	4,832,614		4,832,614		4,832,614		3,263,162	(1)
Performance units	—		7,705,787	(5)	13,775,341	(6)	13,775,341	(6)	16,015,039		13,328,407	(1)

Benefits

Health benefits	—		12,000		12,000		12,000		—		38,803
Totals	$ 571,630		$ 13,451,285	(7)	$ 21,101,585	(7)	$ 19,191,585	(7)	$ 21,197,933		$ 16,672,235

(1)

Severance amount was decreased by $6,372,719 to comply with the 280G cap and cutback provision of Mr. Ouimet’s employment agreement. Pre-capped severance amount based on 2015 cash compensation, as defined in employment agreement and described above on pages 61-63, which reflects the salary, target annual cash bonus, and Mr. Ouimet’s annual supplemental compensation for 2015. See “Summary Compensation Table for 2016” for increased 2016 salary versus 2015 and “Grants of Plan Based Awards Table for 2016” for 2016 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2017 (subject to the 280G cap and cutback provision). Incentive compensation, restricted unit and performance unit amounts were also decreased by $529,767, $1,569,452, and $2,686,632, respectively, to comply with the 280G cap and cutback provision of Mr. Ouimet’s employment agreement.

(2)	Amount excludes portion of 2016 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2016 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded in February 2014 and February 2015, two-thirds of the restricted units awarded in October 2015 and one-third of the restricted units awarded in October 2016.

Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Ouimet depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Ouimet in 2014 and February 2015. This amount is based on the actual number of units earned for the 2014 award, and for the 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. The amount represents the value at December 31, 2016 of 120,028 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments under the 2015 award until the scheduled payment date in 2018, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Ouimet had died or had become disabled on December 31, 2016, he would be entitled to receive payment in 2017, 2018 and 2019, respectively, as provided in his 2014-2016, 2015-2017, and 2016-2018 functional currency Adjusted EBITDA-based performance unit awards as if he were employed on the applicable payment date and he would be entitled to receive payment within thirty days as provided in his 2014 performance-based retention award. Any such payments from the functional currency Adjusted EBITDA-based performance awards and the 2014 performance-based retention award would be prorated as of December 31, 2016, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. Accordingly, this amount includes the value at December 31, 2016 of 61,964 units (i.e., the actual number of units earned under the 2014 award), 38,709 units (i.e., 2/3 of the maximum units under the 2015 award) and 18,863 units (i.e., 1/3 of the maximum units under the 2016 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. This amount also includes the value at December 31, 2016 of 83,858 units (the prorated portion of the 2014 performance-based retention award assuming a 100% payout as defined in the award agreement), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2015 and 2016 functional currency Adjusted EBITDA-based performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments until the scheduled payment dates in 2018 and 2019, respectively, for the 2015 and 2016 functional currency Adjusted EBITDA-based performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4,5, and 6.

Brian C. Witherow

The payments that would have been made to Mr. Witherow upon a termination of his employment or a change in control of the Partnership as of December 31, 2016, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$ 20,822		$ 20,822		$ 20,822		$20,822		$20,822		$20,822		$20,822

Severance	—		475,000		475,000		475,000		—		—		300,951	(1)
Incentive compensation	219,581	(2)	219,581	(2)	219,581	(2)	219,581	(2)	219,581	(2)	127,834	(3)	219,581	(2)

Restricted units	—		703,195	(4)	703,195	(4)	1,105,850		1,105,850		1,105,850		1,105,850
Performance units	—		1,375,723	(5)	1,375,723	(5)	1,462,462	(6)	1,462,462	(6)	2,135,195		2,135,195

Benefits

Health benefits	—		17,760		17,760		17,760		17,760		—		48,622

Totals	$ 240,403		$ 2,812,081	(7)	$ 2,812,081	(7)	$3,301,475	(7)	$2,826,475	(7)	$3,389,701		$3,831,021

(1)

Amount was decreased by $1,818,650 to comply with the 280G cap and cutback provision of Mr. Witherow’s employment agreement. Pre-capped severance amount based on 2015 cash compensation, as defined in employment agreement and described above on pages 61-63, which reflects the salary and target annual cash bonus for 2015. See “Summary Compensation Table for 2016” for increased 2016 salary versus 2015 and “Grants of Plan Based Awards Table for 2016” for 2016 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2017 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2016 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2016 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Mr. Witherow in February 2014 and February 2015, two-thirds of the restricted units awarded in October 2015, and one-third of the restricted units awarded in October 2016. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Witherow depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Witherow in 2014 and February 2015. This amount is based on the actual number of units earned for the 2014 award, and for the 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. The amount represents the value at December 31, 2016 of 21,429 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments under the 2015 award until the scheduled payment date in 2018, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Witherow had died or had become disabled on December 31, 2016, he would be entitled to receive payment in 2017, 2018 and 2019, respectively, as provided in his 2014-2016, 2015-2017 and 2016-2018 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2016, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2016 of 11,006 units (i.e., the actual number of units earned under the 2014 award), 6,949 units (i.e., 2/3 of the maximum units under the 2015 award) and 4,825 units (i.e., 1/3 of the maximum units under the 2016 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2015 and 2016 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments until the scheduled payment dates in 2018 and 2019, respectively, for the 2015 and 2016 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Richard A. Zimmerman

The payments that would have been made to Mr. Zimmerman upon a termination of his employment or a change in control of the Partnership as of December 31, 2016, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$ 26,301		$26,301		$26,301		$26,301		$26,301		$26,301		$26,301

Severance	—		600,000		600,000		600,000		—		—		177,280	(1)

Incentive compensation	262,110	(2)	262,110	(2)	262,110	(2)	262,110	(2)	262,110	(2)	152,594	(3)	262,110	(2)

Restricted units	—		1,091,342	(4)	1,091,342	(4)	1,725,621		1,725,621		1,725,621		1,725,621

Performance units	—		2,191,223	(5)	2,191,223	(5)	2,180,821	(6)	2,180,821	(6)	3,301,917		3,301,917

Benefits

Health benefits	—		17,160		17,160		17,160		17,160		—		60,186
Totals	$ 288,411		$4,188,136	(7)	$4,188,136	(7)	$4,812,013	(7)	$4,212,013	(7)	$5,206,433		$5,553,415

(1)

Amount was decreased by $2,624,526 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s employment agreement. Pre-capped severance amount based on 2015 cash compensation, as defined in employment agreement and described above on pages 61-63, which reflects the salary and target annual cash bonus for 2015. See “Summary Compensation Table for 2016” for increased 2016 salary versus 2015 and “Grants of Plan Based Awards Table for 2016” for 2016 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2017 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2016 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2016 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Mr. Zimmerman in February 2014 and February 2015, two-thirds of the restricted units awarded in October 2015, and one-third of the restricted units awarded in October 2016. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Zimmerman depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Zimmerman in 2014 and February 2015. This amount is based on the actual number of units earned for the 2014 award, and for the 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. The amount represents the value at December 31, 2016 of 34,131 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments under the 2015 award until the scheduled payment date in 2018, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Zimmerman had died or had become disabled on December 31, 2016, he would be entitled to receive payment in 2017, 2018 and 2019, respectively, as provided in his 2014-2016, 2015-2017 and 2016-2018 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2016, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2016 of 14,445 units (i.e., the actual number of units earned under the 2014 award), 13,124 units (i.e., 2/3 of the maximum units under the 2015 award) and 6,400 units (i.e., 1/3 of the maximum units under the 2016 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2015 and 2016 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments until the scheduled payment dates in 2018 and 2019, respectively, for the 2015 and 2016 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Duffield E. Milkie

The payments that would have been made to Mr. Milkie upon a termination of his employment or a change in control of the Partnership as of December 31, 2016, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$ 16,614		$ 16,614		$ 16,614		$ 16,614		$ 16,614		$ 16,614		$ 16,614

Severance	—		379,000		379,000		379,000		—		—		1,454,474	(1)

Incentive compensation	131,401	(2)	131,401	(2)	131,401	(2)	131,401	(2)	131,401	(2)	76,499	(3)	131,401	(2)

Restricted units	—		372,443	(4)	372,443	(4)	593,476		593,476		593,476		593,476

Performance units	—		754,076	(5)	754,076	(5)	750,427	(6)	750,427	(5)	1,138,278		1,138,278

Supplemental retirement	—		—		—		102,941		102,941		102,941		102,941

Benefits

Health benefits	—		17,160		17,160		17,160		17,160		—		48,622
Totals	$ 148,015		$1,670,694	(7)	$ 1,670,694	(7)	$1,991,019	(7)	$1,612,019	(7)	$1,927,808		$3,485,806

(1)

Amount was decreased by $172,715 to comply with the 280G cap and cutback provision of Mr. Milkie’s employment agreement. Pre-capped severance amount based on 2015 cash compensation, as defined in employment agreement and described above on pages 61-63, which reflects the salary and target annual cash bonus for 2015. See “Summary Compensation Table for 2016” for increased 2016 salary versus 2015 and “Grants of Plan Based Awards Table for 2016” for 2016 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2017 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2016 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2016 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Mr. Milkie in February 2014 and February 2015, two-thirds of the restricted units awarded in October 2015, and one third of the restricted units awarded in October 2016. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Milkie depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Milkie in 2014 and February 2015. This amount is based on the actual number of units earned for the 2014 award, and for the 2015 award assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. The amount represents the value at December 31, 2016 of 11,746 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments under the 2015 award until the scheduled payment date in 2018, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Mr. Milkie had died or had become disabled on December 31, 2016, he would be entitled to receive payment in 2017, 2018 and 2019, respectively, as provided in his 2014-2016, 2015-2017 and 2016-2018 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2016, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2016 of 5,159 units (i.e., the actual number of units earned under the 2014 award), 4,391 units (i.e., 2/3 of the maximum units under the 2015 award) and 2,139 units (i.e., 1/3 of the maximum units under the 2016 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2015 and 2016 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments until the scheduled payment dates in 2018 and 2019, respectively, for the 2015 and 2016 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Kelley Semmelroth

The payments that would have been made to Ms. Semmelroth upon a termination of her employment or a change in control of the Partnership as of December 31, 2016, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$14,247		$14,247		$14,247		$14,247		$14,247		$14,247		$14,247

Severance	—		325,000		325,000		325,000		—		—		1,379,334	(1)

Incentive compensation	150,239	(2)	150,239	(2)	150,239	(2)	150,239	(2)	150,239	(2)	87,466	(3)	150,239	(2)

Restricted units	—		330,659	(4)	330,659	(4)	519,931		519,931		519,931		519,931

Performance units	—		697,452	(5)	697,452	(5)	714,379	(6)	714,379	(6)	1,021,268		1,021,268

Benefits

Health benefits	—		12,000		12,000		12,000		12,000		—		38,803
Totals	$164,486		$1,529,597	(7)	$1,529,597	(7)	$1,735,796	(7)	$1,410,796	(7)	$1,642,912		$3,123,822

(1)

Amount was decreased by $8,813 to comply with the 280G cap and cutback provision of Ms. Semmelroth’s employment agreement. Pre-capped severance amount based on 2015 cash compensation, as defined in employment agreement and described above on pages 61-63, which reflects the salary and target annual cash bonus for 2015. See “Summary Compensation Table for 2016” for increased 2016 salary versus 2015 and “Grants of Plan Based Awards Table for 2016” for 2016 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2017 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2016 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2016 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)

Amount includes the restricted units awarded to Ms. Semmelroth in February 2014 and February 2015, two-thirds of the restricted units awarded in October 2015, and one third of the restricted units awarded in October 2016. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Ms. Semmelroth depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Ms. Semmelroth in 2014 and February 2015. This amount is based on the actual number of units earned for the 2014 award, and for the 2015 award assumes that all performance metrics are met over the applicable performance period and that Ms. Semmelroth would receive the maximum number of units. The amount represents the value at December 31, 2016 of 10,864 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2015 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Ms. Semmelroth would not receive any payments under the 2015 award until the scheduled payment date in 2018, the value to her of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If Ms. Semmelroth had died or had become disabled on December 31, 2016, she would be entitled to receive payment in 2017, 2018 and 2019, respectively, as provided in her 2014-2016, 2015-2017 and 2016-2018 performance unit awards as if she were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2016, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Ms. Semmelroth would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2016 of 5,602 units (i.e., the actual number of units earned under the 2014 award), 3,508 units (i.e., 2/3 of the maximum units under the 2015 award) and 2,018 units (i.e., 1/3 of the maximum units under the 2016 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2015 and 2016 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Ms. Semmelroth would not receive any payments until the scheduled payment dates in 2018 and 2019, respectively, for the 2015 and 2016 performance unit awards, the value to her of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2017 is as follows:

1.

For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.

For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $15,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of January 1, 2011 (for Directors serving on the Board at that date) and within four years of becoming a Director (for future Board members). The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

Director Compensation for 2016

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2016. The schedule of fees for 2016 was as follows:

1.

For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.

For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $15,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric L. Affeldt	$235,000	—	—	—	—	—	$235,000
Gina D. France	$202,000	—	—	—	—	—	$202,000
Daniel J. Hanrahan	$69,000	$120,054	—	—	—	—	$189,054
Tom Klein	$70,000	$120,054	—	—	—	—	$190,054
D. Scott Olivet	$67,000	$120,054	—	—	—	—	$187,054
John M. Scott, III	$70,000	$120,054	—	—	—	—	$190,054
Lauri M. Shanahan	$67,000	$120,054	—	—	—	—	$187,054
Debra Smithart-Oglesby	$69,000	$120,054	—	—	—	—	$189,054

(1)

Matthew A. Ouimet, the Partnership’s Chief Executive Officer, is not included in this table as he was an employee of the Partnership in 2016 and thus received no compensation for his service as a Director. The compensation to Mr. Ouimet as an employee of the Partnership is shown in the Summary Compensation Table and our other Executive Compensation disclosures.

(2)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of deferred units awarded to Mses. Shanahan and Smithart-Oglesby and Messrs. Hanrahan, Olivet, Klein and Scott in 2016. For 2016, Mses. Shanahan and Smithart-Oglesby and Messrs. Hanrahan, Klein, Olivet and Scott each received their annual equity payment in the form of 1,870 deferred units. As of December 31, 2016, Ms. Shanahan and Messrs. Hanrahan, Olivet and Scott each had 7,223 deferred units outstanding, Mr. Klein had 4,550 deferred units outstanding, and Ms. Smithart-Oglesby had 1,870 deferred units outstanding.

(3)	As of December 31, 2016, no non-employee Director had any options outstanding.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Tom Klein, Chairman

Eric Affeldt

Daniel Hanrahan

Debra Smithart-Oglesby

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current Directors and executive officers as a group as of April 10, 2017, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Beneficial Ownership (1)		Investment Power		Voting Power (1)		Percentage of Units (2)
			Sole	Shared	Sole	Shared

Matthew A. Ouimet	453,178	(3)	404,704	1,000	452,178	1,000	*
Brian C. Witherow	129,046	(4)	115,702	1,829	127,217	1,829	*
Richard A. Zimmerman	155,828	(5)	137,464	—	155,828	—	*
Duffield E. Milkie	65,064	(6)	58,437	281	64,783	281	*
Kelley Semmelroth	41,367	(7)	35,950	—	41,367	—	*
Eric L. Affeldt	10,200		10,200	—	10,200	—	*
Gina D. France	10,525		10,525	—	10,525	—	*
Daniel J. Hanrahan	10,734	(8)	10,734	—	10,734	—	*
Tom Klein	25,786	(8)	22,786	3,000	22,786	3,000	*
D. Scott Olivet	7,903	(8)	7,903	—	7,903	—	*
John M. Scott, III	17,223	(8)	15,483	1,740	15,483	1,740	*
Lauri M. Shanahan	10,797	(8)	10,797	—	10,797	—	*
Debra Smithart-Oglesby	16,655	(8)	16,655	—	16,655	—	*
All Directors and executive officers as a group (17 individuals) (9)	1,101,758		987,750	7,850	1,093,908	7,850	2%

*	Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Ouimet, 47,474; Mr. Witherow, 11,515; Mr. Zimmerman, 18,364; Mr. Milkie, 6,346; Ms. Semmelroth, 5,417, and all executive officers and directors as a group (18 individuals) 106,158.

(2)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after April 10, 2017, as well as any deferred units the beneficial owner has the right to acquire within 60 days after April 10, 2017, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise as well as any deferred units that the Directors and executive officers as a group have a right to acquire, within 60 days after April 10, 2017, but no exercise of outstanding options covering units held by anyone outside that group.

(3)

Consists of 452,178 units as to which Mr. Ouimet has sole voting power (which includes 195,825 units directly owned by Mr. Ouimet as of April 10, 2017, 47,474 units which are restricted from trading and 208,879 units that Mr. Ouimet has the right to acquire within 60 days of April 10, 2017 through the exercise of options); and 1,000 units for which he has shared voting and investment power.

(4)

Consists of 127,217 units as to which Mr. Witherow has sole voting power (which includes 70,824 units directly owned by Mr. Witherow as of April 10, 2017, 11,515 units which are restricted from trading and 44,878 units that Mr. Witherow has the right to acquire within 60 days of April 10, 2017 through the exercise of options); and 1,829 units for which he has shared voting and investment power.

(5)

Consists of 155,828 units as to which Mr. Zimmerman has sole voting power (which includes 104,535 units directly owned by Mr. Zimmerman as of April 10, 2017, 18,364 units which are restricted from trading and 32,929 units that Mr. Zimmerman has the right to acquire within 60 days of April 10, 2017 through the exercise of options).

(6)

Consists of 64,783 units as to which Mr. Milkie has sole voting (which includes 40,333 units directly owned by Mr. Milkie as of April 10, 2017, 6,346 units which are restricted from trading and 18,104 units that Mr. Milkie has the right to acquire within 60 days of April 10, 2017 through the exercise of options); and 281 units for which he has shared voting and investment power.

(7)

Consists of 41,367 units as to which Ms. Semmelroth has sole voting power (which includes 22,007 units directly owned by Ms. Semmelroth as of April 10, 2017, 5,417 units which are restricted from trading and 13,943 that Ms. Semmelroth has the right to acquire within 60 days of April 10, 2017 through the exercise of options).

(8)

Includes units which such Directors have the vested right to acquire (within 60 days of April 10, 2017) through the conversion of deferred units under the Director equity deferred compensation program upon termination of a service as a Director of Cedar Fair: (i) Mr. Hanrahan (7,223 units), (ii) Mr. Klein (4,550 units), (iii) Mr. Olivet (7,223 units), (iv) Mr. Scott, III (7,223 units), (v) Ms. Shanahan (7,223 units) and (vi) Ms. Smithart-Oglesby (1,870 units).

(9)

The unit amounts listed include a total of 354,045 units of limited partner interest which all current directors and executive officers as a group have vested options or deferred equity compensation with the right to acquire within 60 days from April 10, 2017.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	5,866,972	(1)	10.5%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	2,923,500	(2)	5.2%

(1)

Based upon a Schedule 13G/A filing by Neuberger Berman Group LLC and Neuberger Investment Advisers LLC (collectively, “NB”) on February 15, 2017. On the Schedule 13G/A, NB reported shared voting power over 5,666,189 units and reported shared dispositive power over and aggregate beneficial ownership of 5,866,972 units.

(2)

Based upon a Schedule 13G/A filing by Capital Research Global Investors (“Capital Research”) on February 13, 2017. On the Schedule 13G/A, Capital Research reported sole voting power over, sole dispositive power over and aggregate beneficial ownership of 2,923,500 units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2016 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5 (including amendments to such forms) furnished to the Partnership during and with respect to 2016, except as set forth below, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2016. For 2016, each of the following had one late Form 4 filing, each consisting of one transaction, related to the allowance of Board members to defer their annual equity payment: Mr. Hanrahan, Mr. Klein, Mr. Olivet, Mr. Scott, Ms. Shanahan, and Ms. Smithart-Oglesby.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. oversees the Partnership’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2016 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Partnership’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Partnership, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met five times during fiscal 2016. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Partnership, the Partnership’s internal audit function and the Partnership’s independent auditor. The Committee discussed with the Partnership’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Partnership’s internal control, including internal control over financial reporting; and the overall quality of the Partnership’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Partnership’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Partnership’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Partnership’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Partnership’s independent auditor for 2017. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Partnership and of the industries in which it operates, it is in the best interests of the Partnership and its unitholders to continue retention of Deloitte & Touche LLP to serve as the Partnership’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the unitholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chairperson

Eric L. Affeldt

Daniel Hanrahan

D.Scott Olivet

Debra Smithart-Oglesby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Audit Fees

The Partnership was billed by Deloitte $1,211,245 and $1,093,620 for professional services rendered for the 2016 and 2015 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees

The Partnership was billed $16,457 and $33,400 for audit-related fees by Deloitte in 2016 and 2015, respectively. Audit-related services principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax Fees

In 2016, the Partnership was billed by Deloitte $161,907 and $167,926 in fees for services related to tax compliance and tax planning, respectively. In 2015, the Partnership was billed by Deloitte $199,457 and $143,538 in fees for services related to tax compliance and tax planning, respectively.

All Other Fees

There are no fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS AND NOMINATIONS FOR THE 2018 ANNUAL MEETING

Any unitholder who wishes to present a proposal other than a nomination at the 2018 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal to the Partnership at its principal executive offices not later than December 28, 2017. Any unitholder who wishes to present such a proposal at the 2018 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal to the Partnership at its executive offices not later than March 13, 2018 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 13, 2018, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received by the Partnership not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2017 annual meeting is held no earlier than May 8, 2018 and no later than August 6, 2018, any nominations will need to be delivered or received no earlier than March 9, 2018 and no later than April 8, 2018 in order to be timely.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the Partnership’s proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results, or our beliefs or strategies, to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of the document.

CEDAR FAIR, L.P.
ANNUAL MEETING OF LIMITED PARTNERS, JUNE 7, 2017
This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.
The undersigned hereby appoints Matthew A. Ouimet and Brian C. Witherow and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on April 10, 2017, at the Annual Meeting of Limited Partners to be held on June 7, 2017, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF MS. GINA D. FRANCE, MR. MATT OUIMET AND MR. TOM KLEIN TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND TO CONSIDER, IN AN ADVISORY VOTE, IF UNITHOLDERS SHOULD VOTE ON THE EXECUTIVE COMPENSATION EVERY ONE, TWO OR THREE YEARS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MS. GINA D. FRANCE, MR. MATT OUIMET AND MR. TOM KLEIN, AND FOR PROPOSALS 2, 3 AND 1 YEAR ON PROPOSAL 4. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and annual report are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information

The Board of Directors recommends a vote FOR Ms. Gina D. France, Mr. Matt Ouimet and Mr. Tom Klein and FOR Proposals 2, 3 and 1 year on Proposal 4.	Please mark vote as indicated in this example	☒

1.	Elect three (3) class III directors of the general partner to serve for a three-year term expiring in 2020 from those nominees nominated in accordance with our partnership agreement:

Board’s Nominees:	01. Gina D. France
02. Matt Ouimet
03. Tom Klein

FOR ALL OF THE BOARD’S NOMINEES	WITHHOLD AUTHORITY FOR ALL OF THE BOARD’S NOMINEES	*FOR ALL EXCEPT (See instructions)
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box to the right and write that nominee’s name in the space provided below.)

*For All Except

	FOR	AGAINST	ABSTAIN
2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Hold an advisory vote to approve the compensation of our named executive officers;	☐	☐	☐

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Consider, in an advisory vote, if unitholders should vote on executive compensation every one, two, or three years; and ☐	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Date:	,2017

Signature (Please sign exactly as your name appears to the left)

Additional Signature (if held jointly)

Title of Authority

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Your telephone or internet proxy authorizes the named Proxies to vote your units in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your units will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/FUN

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET YOU NEED NOT MAIL THE PROXY CARD.

Call « « Toll Free « « On a Touch-Telephone 1-877-291-2190 There is NO CHARGE to you for this call

Internet and Telephone voting is available through 11:59 PM Eastern Time on June 7, 2017	CONTROL NUMBER for Telephone/Internet Proxy Authorization